Exhibit 99.4
INDEX TO FINANCIAL STATEMENTS
OF
NEVADA PACIFIC GOLD LTD.
NOTICE TO RESIDENTS OF THE UNITED STATES
Readers are cautioned that, although National Instrument 43-101 requires disclosure in Canada of measured, indicated and inferred mineral resources, the Securities and Exchange Commission does not recognize these classification categories for U.S. reporting purposes.

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED BALANCE SHEETS
As at June 30th
(expressed in US dollars)

	2005	2004

Assets
Current assets
Cash and cash equivalents	$957,251	$597,851
Accounts receivable	273,165	511,541
Product inventory and stockpiled ore (Note 4)	4,112,633	2,252,220
Supplies inventory	414,366	196,022
Prepaid expenses	223,372	226,027

	5,980,787	3,783,661
Property, plant and equipment (Note 5)	13,388,954	10,560,252
Mineral properties (Note 6)	3,106,357	2,455,134
Reclamation bonds	93,228	47,972

	$22,569,326	$16,847,019

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,783,277	$2,211,169
Note payable (Note 3)	—	3,000,000

	1,783,277	5,211,169
Other liabilities	175,217	154,111
Asset retirement obligation (Note 7)	1,567,267	1,477,593

	1,742,484	1,631,704
Shareholders’ Equity
Share capital (Note 8)	25,920,223	15,174,324
Contributed capital (Note 9)	1,001,674	39,120
Deficit	(7,878,332)	(5,209,298)

	19,043,565	10,004,146

	$22,569,326	$16,847,019

Nature of operations and Going Concern (Note 1)
Commitments (Note 15)
Subsequent Events (Note 17)
Approved by the Board:

Michael Beley, Director	Gary Nordin, Director

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended June 30th
(expressed in US Dollars)

	2005	2004

GOLD SALES	$5,175,235	$—

COST OF SALES	3,347,153
DEPRECIATION AND DEPLETION	727,815	—
ROYALTIES	262,197	—

	4,337,165	—

EARNINGS FROM MINING OPERATIONS	838,070	—

EXPENSES AND OTHER INCOME
General and administrative	2,084,400	1,538,190
Interest and financing costs	22,378	1,159
Stock-based compensation	559,963	39,120
Foreign exchange losses	115,796	117,226
Other income	(37,942)	(89,433)

	2,744,595	1,606,262

LOSS BEFORE THE UNDERNOTED ITEMS	1,906,525	1,606,262

Write-down of mineral properties	630,332	330,285
Gain on disposal of mining equipment	(155,199)	—

LOSS FOR THE YEAR	$2,381,658	$1,936,547

Basic and diluted loss per share	$0.05	$0.06

Weighted average number of shares outstanding	51,295,350	30,305,758

CONSOLIDATED STATEMENTS OF DEFICIT
For the years ended June 30th
(Expressed in US dollars)

	2005	2004

DEFICIT, Beginning of period
As previously reported	$5,209,298	$3,272,751
Change in accounting policy (Note 2 — Stock Compensation)	287,376	—

As restated	5,496,674	3,272,751
Net loss for the period	2,381,658	1,936,547

DEFICIT, End of period	$7,878,332	$5,209,298

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended June 30th
(expressed in US dollars)

	2005	2004

CASH PROVIDED BY (USED FOR) OPERATIONS
Loss for the period	$(2,381,658)	$(1,936,547)
Items not affecting cash
Depreciation, depletion & amortization	750,867	15,978
Accretion of asset retirement obligation	44,540	—
Stock based compensation	559,963	39,120
Write-off of mineral properties	630,332	330,285
Gain on disposal of mining equipment	(155,199)	—
Severance expense	61,106	—

	(490,049)	(1,551,164)
Changes in non-cash working capital items (Note 12)	(4,357,410)	720,590

	(4,847,459)	(830,574)

INVESTING ACTIVITIES
Property, plant and equipment	(3,987,643)	(1,889,409)
Proceeds from disposal of equipment	200,199	—
Acquisition of Pangea Resources Inc (Note 3)	—	(4,323,753)
Reclamation bonds	(45,256)	(47,972)
Expenditures on mineral properties, net of recoveries	(1,321,555)	(1,223,327)

	(5,154,255)	(7,484,461)

FINANCING ACTIVITIES
Common shares issued:
On private placements	10,262,635	7,871,295
On warrant conversion	591,200	920,243
On option exercise	200,020	343,933
Share issue costs and finder’s fees	(692,741)	(310,303)

	10,361,114	8,825,168

INCREASE IN CASH AND CASH EQUIVALENTS	359,400	510,133
CASH AND CASH EQUIVALENTS, Beginning of period	597,851	87,718

CASH AND CASH EQUIVALENTS, End of period	$957,251	$597,851

Supplementary information on non-cash transactions
Shares issued and applied to notes payable (Note 3)	$500,000	$—
Warrants issued to Underwriter (Note 8(iv))	$131,020	$—

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF MINERAL PROPERTY EXPENDITURES
For the years ended June 30th
(expressed in US dollars)

	Limousine	South Carlin			Amador	Other Nevada	Mexican
	Butte	Project	Keystone	BMX	Canyon	Properties	Properties	Total

Total expenditures	$1,581,391	$1,931,333	$119,102	$374,374	$29,998	$1,223,090	$—	$5,259,288
Cost recoveries	(1,107,479)	(1,163,363)	(1,825)	(363,159)	—	(83,837)	—	(2,719,663)
Property write-offs	—	(11,359)	—	—	—	(1,041,174)	—	(1,052,533)

Total as at June 30, 2003	473,912	756,611	117,277	11,215	29,998	98,079	—	1,487,092

Exploration salaries & wages	45,833	2,927	26,025	9,728	34,878	56,516	18,871	194,778
Land holding costs	45,900	7,864	52,434	97,306	29,697	100,735	86,398	420,334
Surveying	—	—	9,480	3,689	2,286	20,588	11,572	47,615
Environmental	225	—	14	2,847	12,355	4,075	—	19,516
Geology	3,952	190	2,119	34,949	1,843	134,331	35,035	212,419
Surface geochemistry	1,564	—	643	16,906	1,647	4,997	9,506	35,263
Geophysics	—	—	15,835	2,000	37,100	17,000		71,935
Road work & trenching	3,788	—	—	3,653	5,668	—	—	13,109
Drilling	153,386	—	—	126,218	264,776	—	—	544,380
Other	3,995	—	1,176	6,422	642	13,284	6,763	32,282

Total expenditures	258,643	10,981	107,726	303,718	390,892	351,526	168,145	1,591,631
Cost recoveries	—	—	—	(293,304)	—	—	—	(293,304)
Property write-offs	—	(245,196)	—	—	—	(85,089)	—	(330,285)

Total as at June 30, 2004	732,555	522,396	225,003	21,629	420,890	364,516	168,145	2,455,134
Exploration salaries & wages	10,650	—	14,734	2,855	3,090	207,695	23,964	262,988
Land holding costs	56,678	9,616	68,312	74,662	5,478	149,215	57,077	421,038
Surveying	—	—	4,028	6,145	—	35,625	6,728	52,526
Environmental	—	—	—	—	—	8,410	—	8,410
Geology	22	—	497	3,450	—	21,682	53,607	79,258
Surface geochemistry	—	—	4,446	—	—	39,559	81,382	125,387
Geophysics	—	—	—	—	—	55,900	57,736	113,636
Road work & trenching	—	—	—	—	8,074	15,095	61,627	84,796
Drilling	1,020	—	5,460	—	15,839	132,323	150,621	305,263
Other	—	—	—	—	—	—	40,100	40,100

Total expenditures	68,370	9,616	97,477	87,112	32,481	665,504	532,842	1,493,402
Cost recoveries	(56,500)	—	(78,720)	(76,627)	—	—	—	(211,847)
Property write-offs	—	—	—	—	(453,371)	(176,961)	—	(630,332)

Total as at June 30, 2005	$744,425	$532,012	$243,760	$32,114	$—	$853,059	$700,987	$3,106,357

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

1.   Nature of Operations and Going Concern
      Nevada Pacific Gold Ltd. (the “Company”) was incorporated under the laws of the Province of British Columbia. Its principal business activities consist of the production of gold and silver in Mexico and exploring for and developing gold and silver properties in Mexico and the western United States, primarily Nevada.
      These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. The Company has recorded losses from operations since its inception. The Company’s ability to continue as a going concern is dependent upon the performance of the Magistral Gold Mine, which is currently in a leach only phase, the existence of economically recoverable reserves, the ability of the Company to obtain additional financing to develop its mineral properties and upon its ability to attain profitable operations. Management is actively seeking the additional financing necessary to permit the Company to continue operations and to pay its liabilities as they fall due. There can be no assurance that management will be successful in all these activities. These consolidated financial statements do not give effect to any adjustments that would be necessary should the Company not be able to continue as a going concern. (See Note 17)
2.   Significant Accounting Policies

Basis of presentation and principles of consolidation
      These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.
      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Nevada Pacific Gold (US), Inc., Pangea Resources Inc. and Compania Minera Pangea, S.A. de C.V. All inter-company transactions and balances have been eliminated.

Use of estimates
      The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements. Significant estimates by management include the carrying value of property, plant and equipment, useful lives of such assets, reserves and resources, the asset retirement provision, future income tax valuation allowance, inventory valuation and stock-based compensation valuation assumptions. These estimates are reviewed and adjusted regularly to ensure that they are reasonable. The estimates may vary from actual results.
          Property, plant and equipment

(a) Plant and equipment
             Plant and equipment are depreciated over the estimated lives of the assets on a unit-of-production or straight-line basis as appropriate. Amortization of property, plant and equipment at the Magistral Gold Mine commenced upon commercial production on a unit-of-production basis.

(b) Mineral properties and deferred costs
             The acquisition cost of mineral properties and related exploration and development costs, as well as directly attributable general and administrative support costs and salaries, are deferred. When a mineral property is sold, abandoned, or deemed not to contain economic reserves, all costs are written-off. The amounts shown for mineral properties represent costs to date and do not necessarily reflect present or future values.
             Deferred costs include operating costs, net of revenues, prior to the commencement of commercial production of the Magistral Gold Mine. Deferred costs are, upon commencement of commercial

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

2.   Significant Accounting Policies, Continued
production, amortized over the estimated life of the ore body to which they relate, on a unit-of-production basis, or are written off if the property is abandoned or written down if there is considered to be a permanent impairment in value.

Asset retirement obligations
      Effective July 1, 2004, the Company adopted CICA Handbook Section 3110 “Asset Retirement Obligations”. The new accounting standard applies to future asset retirement requirements and requires that the fair value of liabilities for asset retirement obligations are recorded in the period in which they occur. The liability is accreted over time through periodic charges to earnings. The asset retirement cost is capitalized as part of the carrying value of the asset and is amortized over the useful life of the asset.

Cash and cash equivalents
      The Company considers cash and cash equivalents to be cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less. Interest earned is recognized immediately in operations.

Inventories
      Inventories include gold ore, stockpiled ore and supplies inventories. Gold poured, in transit and at refineries, is recorded at net realizable value, stockpiled ore is valued at the lower of cost and net realizable value and includes amortization, depreciation and depletion and supplies inventory is carried at the lower of cost and replacement cost.

Revenue recognition
      Revenue from the sale of metals is recognized in the accounts upon delivery of the product to the customer when title transfers and the rights and obligations of ownership pass to the buyer. Revenue from the sale of metals may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.

Foreign currency translation
      The Company and its subsidiaries are considered to be integrated foreign operations. Their financial statements and transaction amounts denominated in foreign currencies are translated into U.S. dollars as follows:

•	monetary items are translated at the rate of exchange in effect at the balance sheet date,
•	non-monetary items are translated at the historical exchange rates,
•	revenue and expense items are translated at the average rate for the period, except for items for which amortization is charged, and
•	foreign currency translation gains and losses are included in operations.

Income taxes
      The Company follows the liability method of accounting for income taxes. Using this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Company and their respective tax bases, using substantively enacted income tax rates. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the period in which the change occurs. A future income tax asset is recorded when the probability of the realization is more likely than not.

Stock compensation
      Effective July 1, 2004, the Company adopted provisions of CICA Handbook Section 3870 on “Stock-Based Compensation and Other Stock-Based Payments”. The Company is now required to employ the fair value

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

2.   Significant Accounting Policies, Continued
method of accounting for all stock based awards. The Company has applied the new provisions retroactively, without restatement. The Company recorded a cumulative increase to deficit and a corresponding increase to contributed capital of $287,376 on July 1, 2004 with respect to stock options granted during the years ended June 30, 2003 and 2004.

Loss per share
      Loss per share is calculated using the weighted-average number of shares outstanding during the year. The Company follows the “treasury stock” method in its calculation of diluted earnings per share.

Variable interest entities
      Effective January 1, 2005, the Company has adopted CICA Accounting Guideline 15, “Consolidation of Variable Interest Entities” (AcG-15). The new standard provides guidance on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting rights. The adoption of this guideline did not have any impact on the consolidated financial statements of the Company.
3.   Acquisition of Pangea Resources Inc.
      On February 2, 2004, the Company acquired all of the outstanding shares of Pangea Resources Inc. (“Pangea”) whereby the Company acquired 100% of the Magistral Gold Mine and related assets beneficially owned by Compania Minera Pangea S.A. de C.V. (“Minera Pangea”) in Mexico, a wholly owned subsidiary of Pangea. Under the purchase agreement, the Company acquired Pangea for $4,000,000 cash and 2,000,000 common shares of the Company with an estimated fair value of $1.00 CDN per share with a further $3,000,000 note payable due on or before August 2, 2004. A general security agreement was put in place on the assets of the Company. The Company incurred acquisition costs of $370,699.
      The acquisition has been accounted for using the purchase method. The allocation of the purchase price is summarized as follows:

Purchase price:
Cash	$4,000,000
Note payable	3,000,000
Shares issued	1,491,333
Acquisition costs	370,699

$8,862,032

Assets acquired:
Cash	$46,947
Stockpiled ore	2,112,803
Other current assets	722,162
Property, plant and equipment	8,657,950

11,539,862
Liabilities assumed:
Current liabilities	1,138,215
Other liabilities	62,022
Provision for reclamation	1,477,593

Net assets acquired	$8,862,032

      During the year ended June 30, 2005 the Company’s $3,000,000 note payable was settled by the payment of $2,522,116, including $22,116 in accrued interest, and the issuance of 669,485 shares of the Company, valued at $500,000. All security granted by the Company has been returned to the Company.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

3.   Acquisition of Pangea Resources Inc., Continued
      Management does not consider that the Magistral Gold Mine was operating at commercial levels at the time the mine was acquired. Prior to commercial production, effective January 1, 2005, pre-production expenditures, net of revenue, were capitalized to property. Included in the liabilities assumed on the purchase is an estimated tax liability for the Magistral Gold Mine of $600,000, which is included in accounts payable and accrued liabilities. There is a degree of uncertainty associated with the measurement of this estimated Mexican tax liability. This amount may change as a result of the resolution of certain Mexican tax issues arising from the acquisition.
4.   Product inventory and stockpiled ore

	June 30	June 30
	2005	2004

Stockpiled ore	$3,788,972	$2,032,755
Gold ore	323,662	219,465

	$4,112,633	$2,252,220

5.   Property, plant and equipment

	June 30	June 30
	2005	2004

Magistral Gold Mine
Plant and equipment	$2,760,526	$1,841,972
Property and deferred costs	10,240,243	7,172,689
Asset retirement obligation asset	1,477,593	1,477,593
Accumulated amortization and depletion	(1, 136,023)	—

	13,342,339	10,492,254

Other equipment	115,914	114,245
Accumulated amortization	(69,299)	(46,247)

	46,615	67,998

	$13,388,954	$10,560,252

6.   Mineral Properties
      The total cumulative deferred property expenditures, after recoveries from earn-in partners and presented by property, are as follows:

	June 30	June 30
	2005	2004

Limousine Butte	$744,425	$732,555
South Carlin Project	532,012	522,396
Keystone	243,760	225,003
BMX	32,114	21,629
Amador Canyon	—	420,890
Other Nevada Properties	853,059	364,516
Mexican Properties	700,987	168,145

	$3,106,357	$2,455,134

Limousine Butte
      The Limousine Butte property is located northwest of Ely, Nevada in White Pine County, and was staked by the Company such that the Company controls the mineral rights to the property.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

6.   Mineral Properties, Continued
      The property is subject to a sliding scale net smelter return royalty of 1.5% to 2.5% on all production from the property, with an advance payment of $1,000,000 to be made at the commencement of commercial production and to be credited against future royalty payments.
      On September 7, 2004, the Company signed a binding letter agreement with Placer Dome U.S. Inc. (“Placer Dome”), a wholly owned subsidiary of Placer Dome Inc., whereby Placer Dome has the right to earn a 60% interest in the Company’s Limousine Butte project by spending $4,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study. In addition, Placer Dome invested $1,300,600 CDN ($1,000,000 US) in the Company through a non-brokered private placement. (See Note 8 (ii))

South Carlin Project
      The Company’s principal interest in the South Carlin project is the Woodruff Creek property. The Company had interests in the Tomera Ranch and South Carlin properties, within the South Carlin project, which it has elected not to continue with in 2004, which resulted in a write-down of $245,196.
      The Woodruff Creek property is located within Elko County, Nevada. In January 2001, the Company completed its acquisition of a 100% interest in the property from Kennecott Exploration Company (“Kennecott”) by incurring over $500,000 in exploration expenditures over a four-year period and by paying $50,000 to Kennecott. Kennecott retains an uncapped 1% net smelter return royalty on the project.

Keystone
      The Company acquired the Keystone project in Nevada through staking and the purchase of two patented claims in 1999 and expanded the property in 2002 through the staking of 109 unpatented mining claims.
      On September 7, 2004, the Company signed a binding letter agreement with Placer Dome, whereby Placer Dome has the right to earn a 60% interest in the Company’s Keystone project by spending $5,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.

BMX
      During the year ended June 30, 2003, the Company acquired mineral rights to the Battle Mountain (BMX) project. The project has been staked by the Company, through the location of unpatented Federal lode mining claims and is 100% owned by the Company.
      On November 27, 2002, the Company signed a binding letter of agreement with Placer Dome whereby Placer Dome has the right to earn a 60% interest in the BMX project by paying the Company $200,000 on signing and expending $4,000,000 on exploration on the project over a five-year period. Placer Dome can earn an additional 10% interest by completing a feasibility study.

Bluebird Gold Property

The Bluebird property lies within the area of interest of the Company’s BMX project and has been submitted for inclusion within the Placer Dome option and joint venture agreement. On April 30, 2003, the Company signed a 10-year mining lease agreement with exploration rights with the owner of the Bluebird property. The lease is renewable in 5-year increments with the owner retaining a 3% net smelter return. The property is located at the northern end of the Battle Mountain Trend, Lander County, Nevada and consists of 10 unpatented mining claims. The Company can purchase 1.5% of the net smelter return at any time for $500,000 per percentage point. Advanced annual royalties are payable to the owners of $10,000 for the first nine years and $25,000 for subsequent years.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

6.   Mineral Properties, Continued
Other Nevada Properties

Amador Canyon
      In April 2002, the Company signed a letter of intent with NevSearch, LLC, (“NevSearch”), for a 10-year mining lease agreement whereby NevSearch would receive annual minimum royalty payments of $25,000 beginning in year three of the lease increasing in year five to $50,000. On May 26, 2005, the Company provided NevSearch with a notice of intent to terminate the lease and costs associated with this property of $453,371 were written off during the year.

Cornerstone (Pat Canyon)
      In May 2004, the Company signed a 10-year renewable mining lease agreement to acquire the exploration rights to the Cornerstone property, which is located less than three miles east of the Company’s Keystone project in Eureka County, Nevada and consists of 106 mineral claims. The owners retain a 3-4% sliding scale gross production royalty and advanced royalties payable to the owners are $10,000 on signing of the lease, increasing annually to a maximum of $50,000 over the term of the lease.
7.   Asset retirement obligation

	2005	2004

Asset retirement obligation — beginning of year	$1,477,593	$—
Obligations incurred during the year	—	1,477,593
Accretion expense	89,674	—

Asset retirement obligation — end of year	$1,567,267	$1,477,593

      The Company’s asset retirement obligation arises from its obligations for site reclamation and remediation in connections with the Magistral Gold Mine. Under Mexican regulations no deposits are required to secure these obligations.
      The total undiscounted asset retirement obligation is $2,332,864, which is expected to be expended in 2011. In determining the carrying value of the asset retirement obligation, the Company has assumed a credit-adjusted risk-free rate of 7.5% and an inflation rate of 2.75%.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

8.   Share capital

Authorized
      Unlimited Preferred Shares without par value, with rights to be determined upon issue
Unlimited Common Shares without par value

	Number of shares	Amount
Issued and outstanding
Balance as at June 30, 2003	20,142,503	$4,857,823
Private Placements	13,821,352	7,849,847
On acquisition of Pangea Resources Inc.	2,000,000	1,491,333
On exercise of warrants	2,394,998	920,243
On exercise of options	775,000	343,933
Finder’s fee	80,000	21,448
Share issue costs	—	(310,303)

Balance as at June 30, 2004	39,213,853	$15,174,324
Private Placement — (i)	3,873,800	2,852,960
Private Placement — (ii)	1,340,825	1,000,000
Private Placement — (iii)	319,030	238,325
Underwritten offering — (iv)	7,586,712	6,171,350
Issued for payment on note payable	669,485	500,000
On exercise of warrants	1,723,801	591,200
On exercise of options	715,000	200,020
Transfer upon exercise of stock options	—	15,805
Finder’s fee	—	(681,734)
Share issue costs	—	(142,027)

Balance as at June 30, 2005	55,442,506	$25,920,223

(i) The gross proceeds from the August 17, 2004 private placement of 3,873,800 units were $2,852,960. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $1.20 CDN until August 17, 2005. There were finder’s fees of $118,719 on the private placement. Subsequent to June 30, 2005, the warrant expiry date was extended to August 17, 2006.

(ii) The gross proceeds from the September 8, 2004 private placement of 1,340,825 common shares were $1,000,000. This placement was part of a multi-level arrangement with Placer Dome and there were no finder’s fees on this private placement.

(iii) The gross proceeds from the September 22, 2004 private placement of 319,030 units were $238,325. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $1.20 CDN until September 22, 2005. There were no finder’s fees on this private placement. Subsequent to June 30, 2005, the warrant expiry date was extended to September 22, 2006.

(iv) On October 19, 2004, the Company entered into an agreement with Canaccord Capital Corporation (“Underwriter”) for the sale, on a bought deal underwritten basis, of an aggregate of 5,155,000 million units at a price of $0.97 CDN per unit. The Underwriter was also granted an over allotment option for an additional 2,580,000 units. On November 12, 2004, the offering closed with 7,586,712 units placed for gross proceeds of $6,171,350. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $1.20 CDN until November 12, 2005. Underwriter’s commission of $431,995 was paid on this placement and the Company issued an underwriter’s warrant to acquire up to 531,070 common shares of the Company at a price of $1.05 CDN until November 12, 2005. The Company has assigned a value to the underwriter’s warrants of $131,020 and this amount has been included in the finder’s fees for the placement and in contributed capital.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

8.   Share capital, Continued
          Stock options
      The Company has a stock option plan (the “Stock Option Plan”) which provides for equity participation in the Company by its directors, officers, employees and consultants through the acquisition of common shares pursuant to the grant of options to purchase common shares. The maximum aggregate number of common shares to be reserved and authorized, to be issued pursuant to options granted under the Stock Option Plan is 5,496,000 common shares.
      The exercise price for options granted under the Stock Option Plan is determined by committee upon grant provided the price is not less than the closing trading price on the day immediately preceding the date of grant, less any discounts permitted by the TSX Venture Exchange or such other stock exchange on which the common shares are listed. Options granted under the Stock Option Plan are subject to a minimum one year vesting schedule whereby 25% of each option will vest on each of the three month anniversaries of the date of grant, up to and including the end of the first year after such grant, or such other more restrictive vesting schedule as the administrator of the Stock Option Plan may determine. Options are non-assignable and are exercisable for a period of up to five years from the date the option is granted, or up to ten years from the date of grant if permitted by applicable stock exchanges, subject to earlier termination after certain events such as the optionee’s cessation of service to the Company or death.
      The Company accounts for its grants in accordance with the fair value method of accounting for stock-based compensation. For the year ended June 30, 2005, the Company recognized $559,963 in stock based compensation for employees, directors and consultants. For the year ended June 30, 2004, the company recognized $39,120 in stock based compensation for consultants. As permitted by Canadian generally accepted accounting principles, the Company did not use the fair value method of accounting for share options granted to employees and directors for the year ended June 30, 2004. Had the Company followed the fair value method of accounting, the Company would have recorded a compensation expense of $278,002 in respect of its employee and director share options.
      Pro forma earnings for 2004 determined under the fair value method of accounting for stock options are as follows:

2004

Loss for the year as reported	$1,936,547
Stock option expense	278,002

Pro forma net loss	$2,214,549

Loss per share — basic and diluted
As reported	$0.06
Pro forma	$0.07

      The fair value of the options granted has been calculated using the Black-Scholes option-pricing model, based on the following assumptions:

	2005	2004

Risk free interest rate	4%	4%
Expected life	1 to 3 years	3 years
Expected volatility	54.94% to 76.70%	85% to 97%
Dividend yield rate	nil	nil
      Option-pricing models require the input of highly subjective assumptions regarding the expected volatility and expected life. Changes in assumptions can materially affect the fair value estimate, and therefore, the existing

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

8.   Share capital, Continued
models do not necessarily provide a reliable measure of the fair value of the Company’s stock options at the date of grant.
      A summary of changes to stock options during the period are as follows:

	June 30, 2005		June 30, 2004

		Weighted-		Weighted-
	Number	average	Number	average
	of shares	exercise price	of shares	exercise price

Outstanding at beginning of year	2,965,000	$0.69 CDN	1,925,000	$0.43 CDN
Granted	1,223,500	$1.00 CDN	1,825,000	$0.91 CDN
Exercised	(715,000)	$0.34 CDN	(775,000)	$0.58 CDN
Forfeited	(145,000)	$1.01 CDN	(10,000)	$0.61 CDN

Outstanding at end of the period	3,328,500	$0.86 CDN	2,965,000	$0.69 CDN

Options exercisable at the end of the period	1,782,125	$0.74 CDN	1,355,000	$0.38 CDN

      On December 23, 2004, the Company granted to directors and employees 1,088,500 share purchase options with an exercise price of $1.00. These options have a term of ten years. The fair value of these options was estimated at approximately $0.40 per option at grant date.
      On February 17, 2005, the Company granted to directors and employees 110,000 share purchase options with an exercise price of $1.00. These options have a term of ten years. The fair value of these options was estimated at approximately $0.30 per option at grant date.
      On February 17, 2005, the Company granted to a consultant 25,000 share purchase options with an exercise price of $1.00. These options have a term of one year. The fair value of these options was estimated at approximately $0.10 per option at grant date.
      Stock options outstanding as at June 30, 2005 are as follows:

		Weighted-average	Weighted-average
	Number outstanding	life remaining	exercise
Range of exercise prices ($)	at June 30, 2005	(years)	price ($)

0.30-0.50 CDN	405,000	1.26	0.32 CDN
0.51-1.00 CDN	2,183,500	6.70	0.82 CDN
1.01-1.47 CDN	740,000	8.67	1.28 CDN

Total	3,328,500	6.48	0.86 CDN

Warrants
      A summary of changes to warrants during the period are as follows:

	June 30, 2005		June 30, 2004

		Weighted-		Weighted-
	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price

Outstanding at beginning of year	5,255,676	$1.05 CDN	699,998	$0.65 CDN
Granted	6,420,841	$1.19 CDN	6,950,676	$0.91 CDN
Exercised	(1,723,801)	$0.45 CDN	(2,394,998)	$0.51 CDN
Expired	(3,531,875)	$1.35 CDN	—	—

Outstanding at end of the period	6,420,841	$1.19 CDN	5,255,676	$1.05 CDN

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

8.   Share capital, Continued
      Share purchase warrants outstanding at June 30, 2005 were as follows:

Number	Exercise price	Expiry date

1,936,900	$1.20 CDN	August 17, 2006(v)
159,515	$1.20 CDN	September 22, 2006(v)
3,793,356	$1.20 CDN	November 12, 2005
531,070	$1.05 CDN	November 12, 2005

6,420,841

(v) On August 9, 2005 these warrants were extended by an additional twelve months. The original expiry date for the 1,936,900 warrants was August 17, 2005 and for the 159,515 was September 22, 2005.
9.   Contributed capital

	2005	2004

Contributed capital — beginning of year	$39,120	$—
Retained earning adjustment (See Note 2)	287,376	—
Fair value of share purchase options vesting during year	559,963	39,120
Fair value of underwriter’s warrants issued during year	131,020	—
Fair value of share purchase options exercised during year	(15,805)	—

Contributed capital — end of year	$1,001,674	$39,120

10. Related party transactions
      During the year ended June 30, 2005, a total of $129,055 (2004 — $129,952) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner. At June 30, 2005, $5,112 (2004 — $32,345) was owing to this legal firm.
      In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal Resources Ltd. (formerly Portal de Oro Resources Ltd.) of which the Company’s Chairman is a director. During the year ended June 30, 2005, a total of $47,781 (2004 — $14,350) was charged by the Company for rent and common office costs. At June 30, 2005, $4,425 (2004 — $13,804) was receivable from this company.
11. Financial Instruments
      The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, reclamation bonds and accounts payable. The fair values of these financial instruments approximate their carrying values.
12. Supplemental cash flow information

	2005	2004

Changes in non-cash working capital
Accounts receivable	$238,376	$90,069
Product inventory and stockpiled ore	(1,452,205)	(139,417)
Supplies inventory	(218,344)	(21,709)
Prepaid expenses	2,655	(184,570)
Accounts payable and accrued liabilities	(427,892)	976,217
Note payable	(2,500,000)	—

	$(4,357,410)	$720,590

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

13. Segmented information
      The Company has reportable segments in three geographic areas: gold mining operations and exploration in Mexico, exploration and development in the United States and corporate in Canada. Gold mining operations consist of the Magistral Gold Mine in Mexico, acquired on February 2, 2004, which commenced commercial production on January 1, 2005.

			Gold mining
	Corporate	Exploration	& exploration
	(Canada)	(U.S.)	(Mexico)	Total

	($)	($)	($)	($)
Property, plant and equipment
June 30, 2005	38,590	8,025	13,342,339	13,388,954
June 30, 2004	56,203	11,795	10,492,254	10,560,252
Property, plant and equipment: expenditures
June 30, 2005	769	900	3,985,974	3,987,643
June 30, 2004	61,125	11,458	10,492,254	10,564,837
Mineral Properties
June 30, 2005	—	2,405,370	700,987	3,106,357
June 30, 2004	—	2,286,989	168,145	2,455,134
Mineral Properties: expenditures
June 30, 2005	—	788,713	532,842	1,321,555
June 30, 2004	—	1,055,182	168,145	1,223,327
Net income (loss) for the year ended
June 30, 2005	(2,529,225)	(834,873)	982,440	(2,381,658)
June 30, 2004	(1,475,170)	(461,377)	—	(1,936,547)
Gold revenues for the year ended
June 30, 2005	—	—	5,175,235	5,175,235
June 30, 2004	—	—	—	—
Depreciation, depletion and amortization for the year ended
June 30, 2005	18,382	4,670	1,136,023	1,159,075
June 30, 2004	12,633	3,345	—	15,978
14. Income taxes
      A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2005	2004

Loss before income taxes	$(2,381,658)	$(1,936,547)
Canadian federal and provincial income tax rates	35.62%	37.62%

Expected income taxes (recovery)	(848,347)	(728,529)
Non-deductible (deductible) expenses for tax purposes	291,156	20,438
Foreign exchange	109,249	84,417
Foreign income subject to different tax rates	(50,656)	(12,099)
Valuation allowance	498,597	635,773

Income tax expense	$—	$—

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

14. Income taxes, Continued
      Future income taxes arise from temporary difference in the recognition of income and expenses for financial reporting and tax purposes. The significant components of the future income tax assets and liabilities are as follows.

	2005	2004

Future income tax assets
Tax losses	$6,763,379	$4,550,213
Mineral property expenditures	176,871	149,388
Other temporary differences	243,850	65,372

Future income tax assets before valuation allowance	7,184,100	4,764,973
Less: valuation allowance	(7,184,100)	(4,764,973)

Net future income tax assets	$—	$—

      The Company has tax losses available for Canadian income tax purposes of approximately $5,729,505, which expire between 2006 and 2015, $5,084,604 for U.S. tax purposes that expire between 2012 and 2020 and $9,809,726 for Mexican tax purposes that expire between 2006 and 2014.
      The prior year tax balances and reconciliations have been revised to reflect the inclusion of Pangea Resources Inc. and Compania Minera Pangea, S.A. de C.V.
15. Commitments
      The Company has obligations under operating leases for its corporate offices. Future minimum lease payments for non-cancellable leases with initial or remaining lease terms in excess on one year at June 30, 2005 for the fiscal years ended June 30 are:

2006	$101,822
2007	$101,822
2008	$67,881
      The Magistral Gold Mine production is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying net smelter royalties at 3.5%. As at June 30, 2005 the life of mine production is not anticipated to exceed 380,000 ounces.
16. Environmental
      The Company’s mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The ultimate amount of reclamation and other future site restoration costs to be incurred for existing mining interests is uncertain.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30th 2005 and 2004
(expressed in US Dollars)

17. Subsequent events
      On July 27, 2005, the Company announced that the Magistral Mine has been moved to a leach only mode and that mining has been temporarily suspended. During this time the Company will continue to produce gold from an existing inventory of approximately 11,000 recoverable ounces of gold on the heap leach pad.
      While the mine has been cash flow positive since April 1, 2005, cash flow projections are becoming increasingly difficult to meet given the increases in operational costs impacting the mining industry (fuel, reagents, tires and steel) as well as a dramatic increase in precipitation at the early stages of the rainy season. By placing the mine in leach only mode the Company will be able to reduce costs while continuing to produce gold and silver from the heap leach pad inventory. The Company will monitor industry mining costs and will re-commence mining when conditions are more favourable.

NEVADA PACIFIC GOLD LTD.
Management’s Discussion and Analysis of Financial Position and Results of Operations
This discussion and analysis of the financial position and results of operations has been prepared as at October 18, 2005 and should be read in conjunction with the audited annual consolidated financial statements of Nevada Pacific Gold Ltd. (“Nevada Pacific” or “the Company”) as at June 30, 2005. The Company’s consolidated financial statements and related notes have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and all amounts are presented in United States dollars unless otherwise noted.
Description of Business
The Company’s principal business activities consist of the production of gold and silver in Mexico and the exploration for and development of gold and silver properties in Mexico and the western United States, primarily Nevada.
Since incorporation on March 11, 1997, the Company has acquired the Magistral Gold Mine in Sinaloa, Mexico. The Company has also evaluated numerous properties of potential merit. Several of the properties evaluated have been acquired by purchase agreement or by staking for further exploration, evaluation and development. Costs directly relating to the identification, exploration and development of projects are capitalized and are either amortized over the life of the project’s production when the property goes into production, or written off when the property is sold or released.
From the acquisition on February 2, 2004 until December 31, 2004, the Magistral Gold Mine underwent a revitalization program and was considered to be in pre-commercial production. During the revitalization period the mine experienced reduced gold production with all production related costs, offset by precious metal sales, being capitalized.
On July 27, 2005, the Company announced that the Magistral Mine would be moved to a leach only mode, effective August 1, 2005, and that mining has been temporarily suspended. During this time the Company will continue to produce gold from an existing inventory of approximately 11,000 recoverable ounces of gold on the heap leach pad.
While the mine has been cash flow positive since April 1, 2005, cash flow projections are becoming increasingly difficult to meet given the increases in operational costs impacting the mining industry (fuel, reagents, tires and steel) as well as a dramatic increase in precipitation at the early stages of the rainy season. By placing the mine in leach only mode the Company will be able to reduce costs while continuing to produce gold and silver from the heap leach pad inventory. The Company will monitor industry mining costs and will re-commence mining when conditions are more favorable.
Consolidated Financial Results of Operations
The loss for fiscal 2005 increased by $445,111 as compared to fiscal 2004. The primary factors for the increase are an increase in general and administrative costs of $546,210, an increase in stock-based compensation costs of $520,843, an increased write-down in deferred mineral property expenditures of $300,047 offset by earnings from mining operations of $838,070 and a gain on disposal of mining equipment of $155,199. The increase in general and administrative costs is due to increased salaries and wages and investor relations expense for the year. Additional personnel were added mid fiscal 2004 and the associated costs were experienced for the full fiscal year 2005. Investor relations expense increased due to distribution of materials to the expanded shareholder base and the Company’s participation at additional conferences, such as the Denver Gold Show. The increase in stock-based compensation is due to the adoption on July 1, 2004 of CICA Handbook Section 3870 whereby the Company now uses the fair-value method of accounting for all stock-based compensation. The increase in the write-down of deferred mineral properties is due to the write-down of the Amador Canyon property, which was returned to the vendor during the year.
In the quarter ended June 30, 2005, the Company had a loss of $128,116 (2004 — loss of $708,599) and a loss for the year ended June 30, 2005 of $2,381,658 (2004 — $1,936,547). Revenues for the quarter were $3,120,218 (2004 — $Nil) and for the year ended June 30, 2005 were $5,175,235 (2004 — $Nil). The Company’s earnings from mining operations for the quarter were $545,556 (2004 — $Nil) and for the year ended June 30, 2005 were

$838,070 (2004 — $Nil). The increase in revenues and earnings from mining operations are a result of the commencement of commercial operations at the Company’s Magistral Mine, effective January 1, 2005. The earnings per share for the quarter was $0.00 per share (2004 — loss of $0.01) and the loss per share for the year ended June 30, 2005 was $0.05 (2004: loss of $0.06).
Selected Annual Information
For the years ended June 30

	2005	2004	2003

Gold sales revenue	$5,175,235	$—	$—
Net income (loss)	$(2,381,658)	$(1,936,547)	$(1,092,306)
Basic and diluted EPS	$(0.05)	$(0.06)	$(0.06)
Total assets	$22,569,326	$16,847,019	$1,681,421
Total long-term liabilities	$1,742,484	$1,631,704	Nil
Cash dividends declared	Nil	Nil	Nil
The increase in the net loss from fiscal 2003 to fiscal 2004 is largely the result of increased human resource costs to support the Company’s expanding operations, primarily due to the acquisition of the Magistral Gold Mine, and increased business development costs associated with new project evaluations.
Summary of Quarterly Results

	Q4 2005	Q3 2005	Q2 2005	Q1 2005

Gold sales revenue	$3,120,218	$2,055,017	$—	$—
Net income (loss)	$(128,116)	$(349,690)	$(1,176,755)	$(727,097)
Basic and diluted EPS	$0.00	$(0.01)	$(0.02)	$(0.02)
Total assets	$22,569,326	$22,352,494	$22,359,902	$18,959,179
Total long-term liabilities	$1,742,484	$1,708,716	$1,680,991	$1,653,711
Cash dividends declared	Nil	Nil	Nil	Nil

	Q4 2004	Q3 2004	Q2 2004	Q1 2004

Gold sales revenue	$—	$—	$—	$—
Net income (loss)	$(708,559)	$(866,927)	$(229,384)	$(131,677)
Basic and diluted EPS	$(0.01)	$(0.03)	$(0.01)	$(0.01)
Total assets	$16,847,019	$16,236,542	$3,894,488	$3,266,225
Total long-term liabilities	$1,631,704	$1,623,533	Nil	Nil
Cash dividends declared	Nil	Nil	Nil	Nil
Commercial production commenced at the Magistral Gold Mine on January 1, 2005 resulting with the reporting of gold sales revenues for Q3 and Q4 of fiscal 2005. The Company experienced a net loss of $128,116 for Q4 2005 due to the earnings from mining operations of $545,556. The loss for Q3 2005 of $349,690 includes the earnings from mining operations of $292,514. The loss for Q2 2005 includes mineral property write-downs of $508,880.
In Q3 2004 the Company acquired the Magistral Gold Mine, resulting in significantly higher total assets as well as long term liabilities primarily associated with an asset retirement obligation of $1,477,593. The loss per quarter increased at this time due to increased general and administrative costs associated with the acquisition as additional resources were required to support the Company’s move from mineral exploration to gold production.
Review of Operations
Magistral Mine
During the first two quarters of fiscal 2005, the Company continued a revitalization program at the Magistral Gold Mine. The program was designed to increase long term operating efficiencies; lower operating costs and to increase annual gold and silver production.
There were several primary components to the revitalization program. A re-mine program that involved re-handling the crushed ore on the leach pad to add lime for pH control and to reduce the effects of solution channelling was completed. Three additional carbon columns, larger pumps and a new boiler were added to provide higher solution flow rates through the processing plant. The secondary crushing circuit was modified to produce a finer product by replacing the standard cone with a short head. Additional mine equipment, consisting of one Cat 992, 12 cubic yard front end loader and two Cat 777, 90 ton trucks, was purchased and placed into service. Modifications to the crushing circuit, including installation of a larger screen with smaller screen openings, new conveyors and a conversion to a closed crushing circuit for the secondary cone crusher, were completed in January.
With the completion of the crushing circuit, followed by a period of operational testing, planned production throughput was achieved by mid-February. Production rates improved during the third quarter achieving an average crushing rate of 216 tonnes per hour (design capacity 250 tonnes per hour) by mid-March 2005. The targeted crush size of 80% finer than 1/2  inch was achieved.
In the fourth quarter of the fiscal year the Company reaped the benefits of the additional equipment and a fully operational crushing circuit capable of producing a consistent size of 1/2 inch or less. Ore production for the quarter was at record levels; even with longer haul distances as the lowest benches of the San Rafael pit were mined. Production rates improved during the fourth quarter achieving an average crushing rate of 231 tonnes per hour, which included two monthly records. In addition mechanical availability for the quarter was excellent pushing the composite average for major mining equipment to 76% for the fiscal year. Monthly production records were set in April for ore tonnes mined and crushed, hourly crusher production rates, as well as gold ounces placed on the leach pad. The 2-stage crushing plant continued to be optimized for production rates and size reduction and by June was producing a crushed ore product at a size of 90% passing 1/2 inch and 58% passing 1/4  inch.
Of the two main operating pits, mining in the San Rafael pit was completed in the fiscal fourth quarter on June 17, 2005 at which time the focus was on production from the Samaniego pit. By late June pit backfilling into the San Rafael pit with waste rock from the Samaniego pit had begun.
Gold production as of the fiscal year ending June 30, 2005 was 19,189 ounces. The originally forecasted gold output of 30,000 ounces for fiscal 2005 was not achieved due to various factors. A delay was experienced in the completion of the revitalization programs including delays relating to procurement and delivery of equipment of approximately two months. This resulted in a change in the budgeted mine plan for the Samaniego pit for the fiscal year. In addition, lower ore grades (5%) and tonnes (18%) than forecast contributed to the 19% total shortfall in ounces mined and placed on the leach pad. The major component of the shortfall is due to the fact that the mine model did not adequately identify some areas that were previously mined by historical underground mining methods. The historical workings should have a lessening impact as the depth increases at the Samaniego pit. The San Rafael pit was mined to completion as forecast in fiscal 2005 although these ounces were predominately placed in the final quarter of the fiscal year. Finer crushed ore size resulted in longer leach times and the deferral of recovery of these ounces into fiscal 2006. The recoverable gold inventory remaining on the heap at June 30, 2005 was estimated to be 11,053 ounces. The Company anticipates that a significant part of this inventory will be recovered as gold output in the first and second quarters of the fiscal year 2006.
Management completed two versions of the fiscal 2006 budget. The version with continued mining operations was marginally cash flow positive using historic revenues, costs and production projections. However, with more recent operating expenses being negatively impacted by price increases over a broad range of items at the mine, including fuel, tires and reagents and including intermittent shortages of some of these items the decision was made to move to a leach only option effective August 1, 2005. Management is currently evaluating resumption of mining activities and has planned a second phase of exploration activity in fiscal 2006. Gold inventories in the leach pad will continue to be processed for the foreseeable future.

Following is a summary of selected production statistics for the Magistral Mine:

	2005				2004

	Q4	Q3	Q2	Q1	Q4	Q3

Ore tonnes mined	290,134	206,296	115,307	129,030	158,508	129,503
Grade (grams/tonne)	2.0	2.0	1.6	1.4	1.2	1.3
Ounces mined	18,785	13,177	5,751	5,786	5,893	5,247
Waste tonnes	960,867	1,092,900	1,312,696	826,679	1,093,847	594,527
Total tonnes	1,251,001	1,299,196	1,428,003	955,709	1,252,355	724,030
Strip ratio	3.3	5.3	11.4	6.4	6.9	4.6
Tonnes/ Ounce	67	99	248	165	213	138
Gold Ounces Produced	7,016	5,108	3,860	3,205	4,150	3,028
During the quarter ended June 30, 2005, the Magistral Gold Mine produced 7,016 gross ounces gold, and sold 7,259 ounces at an average price of US$430 for total revenues of $3.12 million, offsetting operating expenses totalling $2.57 million for a net profit from mining operations of $0.55 million. During the year ended June 30, 2005 a total of 19,189 gross ounces of gold before royalties, have been produced. At total of 12,069 ounces have been sold, since the commencement of commercial production on January 1, 2005, at an average price of $429 for total revenues of $5.2 million. Silver production for the quarter was 4,482 ounces and for the year ended June 30, 2005 totaled 12,766. During the quarter and year ended June 30, 2005 a total of 13,028 ounces of silver were sold at $7.50. Silver continues to be stockpiled and at June 30, 2005 stood at 2,988 ounces. During the 4th quarter a total of 290,134 tonnes of ore and 960,867 tonnes of waste were mined with a waste to ore strip ratio of 3.3:1. The average grade of the mined ore was 2.0 grams gold per tonne for a total of 18,785 ounces of gold placed on the pad. For the year ended June 30, 2005 a total of 740,767 tonnes of ore and 4,193,142 tonnes of waste were mined for a strip ratio of 5.7:1. The average grade of mined ore was 1.8 grams gold per tonne for a total of 43,499 ounces of gold mined.
Non-GAAP measures — total cash cost per gold ounce calculation
The company reports total cash costs on a sales basis. We have included total cash cost and cash operating cost information to provide investors with information about the cost structure of our mining operations. We use this information for the same purpose and for monitoring the performance of our operations. This information differs from measures of performance determined in accordance with Canadian GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under Canadian GAAP and may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of total cash operating and total production costs per ounce to the financial statements:

	Six Months	Three Months	Three Months
	ended June 30/05	ended June 30/05	ended March 31/05

	(In thousands, except per ounce amounts)
Cost of sales per financial statements	$3,347	$1,997	$1,350
Non-cash adjustments	(45)	(23)	(22)

Cash operating costs	3,302	1,974	1,328
Royalty expense	262	161	101

Total cash costs	3,564	2,135	$1,429
Depreciation, depletion and accretion	772	439	333

Total production costs	4,336	2,574	$1,762

Divided by gold ounces sold	12,069	7,259	4,810
Cash operating costs per ounce	$274	$272	$276
Total cash cost per ounce	$295	$294	$297
Total production cost per ounce	$359	$355	$366
The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is based on direct operating expense, less production royalties, mining taxes and by-product credits for payable silver.
The term “total cash costs” is cash operating costs plus production royalties and mining taxes.
The term “total production costs” is total cash costs plus depreciation and amortization.

These costs are calculated using the standards set out by the Gold Institute.
Magistral Exploration Review
Nevada Pacific controls an area of over 1,000 square kilometres surrounding the Magistral Mine. A systematic review of the near mine geology based on a review of previous exploration data led to further surface sampling which successfully demonstrated the potential to increase resource/reserve adjacent to the mine and to discover and develop additional resources throughout the mining camp. During the fiscal year Nevada Pacific announced the commencement of a US$1 million exploration and drilling program consisting of soil and rock chip sampling, ground-based geophysics consisting of induced polarization and resistivity surveys, trenching, and approximately 20,000 metres (65,000 feet) of reverse circulation and diamond drilling. The program is focusing on targets in the immediate area of the Mine which are the La Prieta High Grade Zone, Samaniego Open Pit, West San Rafael Zone, San Rafael Open Pit, Lupita/ Sagrado Corazon reserve/resource areas, Lucy Zone, South of Sagrado Corazon and the Cerritos Porphyry System.
The reverse circulation drilling program commenced on March 18, 2005 following a two-month delay. This delay was a result of difficulties in securing a drill rig due to the high demand within the current exploration environment in Mexico. A similar delay in securing a contractor for the geophysical program was encountered, and the program commenced in April of 2005, with the fieldwork completed in June. The survey was comprised of 27 line kilometres of induced polarization and resistivity methods. The interpretation of this information will be incorporated into the property database to assist in targeting additional drilling. Due to the late start of the geophysical program the Company decided to temporarily suspend the drill program in June to allow the time required to incorporate the geophysical data into the drilling plans. At this time, and as of the end of the fiscal year, a total of 3,794 metres (12,447 feet) of this program had been completed. These metres were drilled in a total of 30 drill holes in 8 of the target areas. Areas drill tested thus far include La Prieta High Grade Zone, West San Rafael Zone, San Rafael Open Pit, Lupita/ Sagrado Corazon reserve/resource areas, Lucy Zone, South of Sagrado Corazon and the Cerritos Porphyry System.
The geophysical program demonstrated the high grade mineralization found at the La Prieta vein does have an anomalous response to Induced Polarization techniques. Other areas included in the survey in close proximity to La Prieta also show a similar anomalous response. These additional anomalies resulting from the geophysical program will be targeted when exploration drilling resumes.
The Company drilled 10 holes totalling 997 metres (3,270 feet) at Lupita, and 7 holes totalling 778 (2,550 feet) metres at Sagrado Corazon. Both of these areas contain gold resources and reserves that are part of those stated for the property. The objective of this drilling was to increase those resources and reserves. Results from the drilling are consistent with the known mineralization in these areas and work is currently in progress to incorporate the new information into the current geological models.
A limited amount of drilling in the areas of Lucy Zone, South of Sagrado Corazon, and Cerritos Porphyry System has yielded sporadic anomalous results, although to date the drilling has not yielded the results anticipated by the Company. The drill plan called for additional drilling in these areas and the Company is reviewing results from the initial drilling and will modify future drilling where required. Two holes were completed in the West San Rafael area with no significant results, although anomalies resulting from the current geophysical interpretation completed subsequent to the drilling suggest the drill holes may not have achieved sufficient depth to test these anomalies. One drill hole completed near the east end of the San Rafael pit did intersect the mineralized structure as planned, although gold values were anomalous. Drilling was limited in the highly prospective La Prieta area, with two holes being drilled, largely due to the timing of the drilling with respect to the geophysical program. With the geophysical program now complete the Company anticipates this area will be a priority when drilling resumes.

Drill results from that completed during the fiscal year are summarized below:

Hole		“From — To”
number	Area	downhole depth	Interval length	Gold grade

		(metres)	(metres)	(grams per tonne)
LUP-01	Lupita	0.0 — 18.3	18.3	2.08
LUP-02	Lupita	0.0 — 9.1	9.1	0.53
LUP-03	Lupita	128.0 — 135.6	7.6	0.43
LUP-04	Lupita	68.6 — 121.9	53.3	2.26
LUP-05	Lupita	0.0 — 6.1	6.1	0.48
LUP-06	Lupita	69.1 — 109.7	40.6	2.69
LUP-07	Lupita	83.3 — 121.9	38.6	3.95
LUP-08	Lupita	No significant Gold Values
LUP-09	Lupita	No significant Gold Values
LUP-10	Lupita	16.3 — 22.4	6.1	1.81
CER-001	Cerritos	No significant Gold Values
CER-002	Cerritos	No significant Gold Values
CER-003	Cerritos	0.0 — 4.6	4.6	0.37
CER-004	Cerritos	No significant Gold Values
CER-005	Cerritos	50.3 — 51.8	1.5	2.09
CER-006	Cerritos	No significant Gold Values
CER-007	Lucy	No significant Gold Values
CER-008	Lucy	10.7 — 15.3	4.6	0.15
M-762	Samaniego	No significant Gold Values
M-764	Samaniego	No significant Gold Values
M-765	Sagrado Corazon	21.3 — 57.9	36.6	3.05
M-767	Sagrado Corazon	62.5 — 67.1	4.6	0.34
M-777	Sagrado Corazon	No significant Gold Values
M-778	Sagrado Corazon	18.3 — 48.8	30.5	1.57
M-779	Sagrado Corazon	93.0 — 94.5	1.5	1.06
M-780	Sagrado Corazon	83.8 — 93.0	9.2	0.64
M-782	Sagrado Corazon	48.8 — 53.4	4.6	1.84
M-781	San Rafael South	No significant Gold Values
WSR-01	San Rafael West	No significant Gold Values
WSR-02	San Rafael West	No significant Gold Values
Other Mexico Exploration
During the fiscal year the Company acquired title to mineral rights through staking for an additional 132,000 hectares in the State of Sinaloa. Of this total, approximately 123,000 hectares comprise an area contiguous to the Company’s current claim group and follow the Magistral trend of mineralization to the northwest. Work to date on this property has consisted of preliminary reconnaissance mapping and sampling. The additional 9,500 hectares acquired in Sinaloa consist of a property that is considered to be highly prospective to host both copper and gold mineralization. The Company also entered into an agreement with a Mexican individual to purchase a 100 hectare claim internal to the Nevada Pacific claim.
Fieldwork on a Phase 1 exploration program was completed on the project and the Company is currently interpreting the results and finalizing plans for further exploration. The Company now holds title to mineral rights over approximately 142,000 hectares in Sinaloa.
The Company also acquired title to mineral rights through staking for an area of approximately 13,000 hectares in the State of Durango during the fiscal year. While no additional work has been done on this claim to this point, the Company continues to believe the property has significant potential for the discovery of precious metals, and is currently formulating an exploration plan for the area.
This claim is adjacent to San Juan de Camarones property that Nevada Pacific had previously negotiated an option to purchase. Following completion of due diligence on the property the Company elected not to proceed with the purchase agreement.
Expenditures on Mineral Exploration Properties
During the year ended June 30, 2005, the Company spent $1,493,402 (2004: $1,591,631) on acquisition and exploration expenditures on its exploration properties, inclusive of $532,842 (2004: $168,145) on Mexican properties, and recovered $211,847 (2004: $293,304) of these expenditures from earn in partners. A total of $630,332 (2004: $330,285) of exploration expenditures was written off during the year, inclusive of $453,371 written off in relation to the Amador Canyon project. The Company capitalizes the portion of the salaries of its personnel that relates to specific mineral properties as deferred exploration expenditures.
The gross expenditures broken down by expenditure category are as follows:

	Three months ended
	June 30,		Year ended June 30,

	2005	2004	2005	2004

Exploration salaries & wages	$72,728	$76,666	$262,988	$194,778
Land holding costs	22,472	170,721	421,038	420,334
Surveying	6,843	22,485	52,526	47,615
Environmental	6,714	4,951	8,410	19,516
Geology	23,370	38,440	79,258	212,419
Surface geochemistry	42,953	11,795	125,387	35,263
Geophysics	111,136	12,000	113,636	71,935
Road work & trenching	32,352	5,668	84,796	13,109
Drilling	264,283	307,191	305,263	544,380
Other	20,224	8,959	40,100	32,282

Total expenditures	$603,075	$658,876	$1,493,402	$1,591,631

The total cumulative deferred property expenditures, after recoveries from earn-in partners, are as follows:

	June 30	June 30
	2005	2004

Limousine Butte	$744,425	$732,555
South Carlin Project	532,012	522,396
Keystone	243,760	225,003
BMX	32,114	21,629
Amador Canyon	—	420,890
Other Nevada Properties	853,059	364,516
Mexican Properties	700,987	168,145

	$3,106,357	$2,455,134

Limousine Butte
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome U.S. Inc. (“Placer Dome”), a wholly owned subsidiary of Placer Dome Inc., whereby Placer Dome has the right to earn a 60% interest in the Limousine Butte project by spending $4,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.
During fiscal 2005 staking of unpatented mineral claims by Placer Dome increased the land package at Limousine Butte to include 972 unpatented claims or just over 30 square miles (19,440 acres). Placer Dome completed additional detailed geologic mapping and sampling in the Resurrection Ridge area, pit area and to the southwest of Resurrection Ridge. Their fieldwork has focused on determining structural intersections, lithology, continuity, orientation and mineralogy of the high-grade mineralization found in the Resurrection Ridge area. Current data indicates the potential for additional mineralization to extend for an unknown distance southwest of the pit area, along the margin of the caldera. Placer Dome has generated a 3-D geological model of the known gold mineralization at Resurrection Ridge and will use this model to help guide future drilling on the property. Property wide exploration is presently on-going with additional mapping and sampling, along with developing drill targets. Drilling is planned for early fall.
Keystone
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome, whereby Placer Dome has the right to earn a 60% interest in the Keystone project by spending $5,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.

The Keystone project exhibits strong potential for both base and precious metal mineralization related to the Keystone intrusive. Mineralization occurs in both upper and lower plate rock adjacent to and in the district surrounding the intrusive. The presence of these receptive host rocks in the lower plate and an intrusive to drive the system provides a classic setting for the development of Carlin-style disseminated gold deposits.
A total of 3,240 feet of reverse circulation drilling on the base-metal portion of the property was completed in July 2005. Assay results for this drilling are being evaluated and will be reported at a later date.
Placer Dome continues gold exploration as per the above-mentioned agreement. Two priority areas have been identified to date that are to be the major focus for 2005. Both areas are believed to contain favorable geology and geophysics similar to what is seen at Placer’s Cortez Hills property. To date Placer Dome and Nevada Pacific have collected and analyzed approximately 550 rock chip samples over the area. Surface rock geochemistry shows a positive association of anomalous gold (20-468 ppb) with strongly anomalous pathfinder elements arsenic (18-9,600 ppm) and antimony (1.4-167 ppm). Placer Dome has also completed a Controlled-Source Audio-Frequency Magneto-Telluric (CSAMT) geophysical survey and a gravity survey over portions of the property and is presently planning an additional magnetics survey. Additional detailed geologic mapping is still ongoing over the project area and will be completed sometime in early 2006. Drill targets will then be selected and drilling is anticipated to commence in 2006.
BMX
In February of 2005 Placer Dome acquired an earn-in right on the Long Peak property, which has been included in the joint venture agreement governing the BMX property. The Long Peak property is adjacent to the Bluebird portion of the BMX property. This transaction assembled a one square mile area of interest. Placer Dome’s exploration and drilling program will focus on the Bluebird/ Long Peak area.
Placer has assumed operations of the BMX project and recently completed the mapping of four square miles in the Bluebird and Long Peak area, along with rock chip sampling and data compilation. Placer Dome is presently drilling in the Long Peak/ Bluebird area and the results of this drilling will be reported upon completion of the program.
Amador Canyon
Drilling demonstrated that the original exploration model of bulk mineable silver does not exist in the area drilled by Nevada Pacific. On May 26, 2005, the Company provided the vendor with notice of intent to terminate the lease and all costs associated with the property, totalling $453,371, were written off during the year.
Other Nevada Properties
Cornerstone (Pat Canyon)
During the year ended June 30, 2005, the Company spent $118,301 on the Cornerstone property. The 2005 work program consisted of detailed mapping and rock chip sampling on the Pat Canyon and Fye Canyon blocks. Soil sampling on a detailed grid (100 feet station spacing with 400 feet line spacing) was also conducted on the eastern portion of the Pat Canyon block.
The mapping, rock chip sampling and soil sampling programs identified four zones of mineralization: Flag, CSZ trend, TR, and BuTr. Sampling at the Flag zone outlined a north-south trending area, 3,000 feet long by up to 850 feet wide, of anomalous soils and rock chip samples. The CSZ trend forms the southern end of the Flag zone, but trends north-northwest along one of the structures parallel to the Cortez trend. Twenty-four of sixty-nine rock chips taken to date contained assays between 0.025 opt gold and 0.317 opt gold.
Prospecting in the tree covered southeast portion of the claim block encountered several very narrow and erratic alteration zones in the Tertiary volcanics. Rock chip samples from this area returned values of <0.001 to 0.805 ounce per ton silver and 1.1 to 1,440 ppm arsenic. The soil grid covering the Flag zone was extended to cover the entire southeast portion of the claim block. The soil samplers encountered several zones of silicification in this area, with the two most prominent areas being the TR and BuTr zones. The BuTr zone appears to be the southeastern extension of the CSZ trend, which is some 5,000 feet to the north-northwest and appears to form the contact between Vinini/ Horse Canyon Formation cherts and Tertiary volcanics. Pathfinder elements in the soils are strongly anomalous; arsenic (4-1,900 ppm), antimony (1.1-48 ppm), and mercury (0.01-22 ppm).

The TR zone, located 1,500 feet north of the BuTr zone and 1,500 feet east of the CSZ trend trace, contains two linear subcropping zones of jasperoid that are oriented north-northwest parallel to the CSZ trend. Rock chips samples from this area returned values from <0.00 to 0.286 ounce per ton gold, 7 to 3,560 ppm arsenic and <0.31 to 5,250 ppm antimony.
The first phase drilling and trenching at Cornerstone is complete and a second phase is anticipated to begin in mid October. Trench #1 graded 0.028 opt gold over 162 feet including a high-grade section of 10 feet grading 0.32 opt gold on the eastern end of the trench. Drill hole CSR05-02, located on the western end of Trench #1 and drilled at minus 90 degrees, intersected 65 feet grading 0.023 opt gold from 40 feet to 105 feet. The drill hole also contained significant Carlin-style trace elements with arsenic averaging 1,184 ppm, mercury averaging 2.03 ppm and antimony averaging 49.8 ppm over this same interval. Additional gold mineralization was found in drill hole CSR05-14. Hole CSR05-14, drilled at minus 45 degrees to the south, intersected 120 feet grading 0.015 opt gold from 10 fett to 130 feet, including 50 feet of 0.029 opt gold from 80 feet to 130 feet and 20 feet of 0.046 opt gold from 80 feet to 100 feet. This hole is located on the same drill pad as the gold intercept in drill hole CSR05-02. These significant intersections of gold are further evidence that drilling to date lies along a low-grade halo of mineralization surrounding the high-grade zone intersected in Trench #1. Detailed mapping, soil geochemistry and trenching demonstrate that this high-grade structure is oriented north/south. The drilling of an angle hole under the high grade intersection recently tested this hypothesis and the assays are pending. The current exploration program at Cornerstone covers a surface area of some 12,500 feet by 1,200 feet with additional road cuts and drill pads having been permitted to follow up on the mineralization encountered in drill holes CSR05-02 and CSR05-14. Road cut samples (trench samples) have been submitted to ALS Chemex and the results will be reported at a later date.
Timber Creek
During the year ended June 30, 2005, the Company spent $58,247 on the Timber Creek property. The notice of intent to drill for Timber Creek has been approved by the BLM. A total of 48 drill sites have been permitted to test the known subsurface gold mineralization, the gravity and magnetic anomalies and the structural zones identified during geologic mapping and geophysical work. Additional gravity work has been completed and has defined numerous structural trends that will be followed up on with surface mapping, sampling and drilling.
Buffalo Canyon
During the year ended June 30, 2005, the Company spent $198,554 on the Buffalo Canyon Project. The Buffalo Canyon Project is a one square mile property 100% owned by the Company located on the west flank of the Shoshone Range in Nye County, Nevada. The project hosts an early stage drill discovery. As previously reported ten historic drill holes intersected gold mineralization from surface to over 200 feet grading +/- 0.02 oz/ton gold. Subsequent exploration work by Nevada Pacific has outlined a high-grade surface mineralized zone where sixty-five surface rock chip samples were collected over a 1,500 feet by 600 feet area. Fourteen samples contained between 0.100 oz/ton gold and 0.492 oz/ton gold and 26 samples contained between 0.040 oz/ton gold and 0.099 oz/ton gold. Geologic mapping indicates that these areas may represent high-grade feeder zones within the broader area of low-grade gold mineralization.
During 2005, a total of 23 holes were drilled with depths ranging from 215 to 525 feet. The drilling program was designed to test the southern portion of a 1,600 foot by 2,600 foot, open ended (greater than 50 ppb) gold soil anomaly located over the project area. Drilling shows that the southern portion of this anomaly contains a significantly large zone of low-grade gold mineralization with thickness up to 525 feet of 0.01 opt and 500 feet of 0.012 opt over an area presently measuring approximately 300 feet by 500 feet. Drill road sampling in this area has returned gold numbers up to 0.021 opt over 160 linear feet. Preliminary evaluation of the surface sampling and drilling results, along with additional reconnaissance geology and geophysics, indicates that the project area may lie above a potential porphyry gold/copper system.

The following table summarizes the assay results from the drilling:

Hole number	From to length	Total	Gold grade

	(feet)	(feet)	(oz per ton)
BCR05-03	0-500	500	0.012
BCR05-03	25-100	75	0.026
BCR05-04	0-500	500	0.009
BCR05-05	0-500	500	0.012
BCR05-06	0-525	525	0.010
BCR05-13	295-400	105	0.014
BCR05-16	0-500	500	0.009
BCR05-16	65-280	215	0.014
BCR05-17	170-325	155	0.016
BCR05-17	375-475	100	0.015
BCR05-18	0-500	500	0.011
BCR05-18	165-220	55	0.016
BCR05-18	275-405	130	0.017
BCR05-20	0-500	500	0.008
BCR05-21	0-500	500	0.009
Given the size of the surface extent and the thickness of the mineralization a more detailed follow up exploration is being planned. The Phase II program will be designed to expand the known area of gold mineralization and to further evaluate higher-grade zones found in surface sampling, which may represent a structural control to the mineralization.
All samples have been prepared and assayed by ALS Chemex. Gold results are determined using standard fire assay techniques with and atomic absorption finish on a 30-grams sample. Over limit samples (greater than 10.0 g/t) are re-assayed using a fire assay with a gravimetric finish. No capping factor for high-grade samples has been used in calculating the gold results presented.
Bat Ridge
During the year ended June 30, 2005, the Company spent $114,197 on the Bat Ridge property. The property is located eleven miles northwest of Milford, Utah in the Beaver Lake Mountains. The project consists of 200 unpatented claims and one State Lease (523 fee acres). The Beaver Lake Mountains are located within the Pioche-Marysvale igneous belt. Bat Ridge is a large Tertiary granodiorite intrusion resulting in widespread metamorphism and the introduction of base and precious metals. The alluvial covered pediment on the south side of the ridge, which comprises the area of known gold mineralization, contains local exposures of recrystallized limestone, marble and calc-silicate skarn.
On March 9, 2005, an action was commenced by Western Utah Copper Company (“Western Utah”) against Nevada Pacific Gold (US), Inc. (“Nevada Pacific (US)”) in a district court of the State of Utah regarding the Bat Ridge property, alleging that Nevada Pacific (US) wrongfully located 36 lode mining claims over certain existing unpatented placer claims held by Western Utah. While Nevada Pacific (US) is defending the action and believes that its mining claims are valid and that the action by Western Utah is without merit, there is a risk that a court may find against Nevada Pacific (US)’s position.
During 2005, an exploration program was initiated to follow up on historical exploration results which included mapping, a ground magnetic survey and three drill holes completed within the project area. The results of the historical exploration work indicated the presence of potentially significant copper, silver and gold content within the boundary of the unpatented claim block. The rock chip sampling focused on a one square mile area where a total of 92 samples were taken defining an area of anomalous values 600 feet wide by 1,500 feet long after which it dives under pediment cover. Based on a newly completed airborne magnetics survey the trend of sediments appears to continue eastward, under pediment cover, for approximately 8,000 feet. Highlights of the program include 35 copper values ranging from 0.133% per ton to 8.670% per ton, 27 silver values ranging from 0.160 ounce per ton to 5.431 ounce per ton and 11 gold values ranging from 0.010 ounce per ton to 0.074 ounce per ton with one sample 1.232 ounce per ton.

The complete details of the rock chip sampling program are contained in the following tables.
Copper Sample Results

Sample number	Copper %	Sample number	Copper %	Sample number	Copper %

BT4-08	0.13	BT4-23	1.36	BT4-34	2.97
BT4-16	0.13	BT4-72	1.37	BT4-14	3.34
BT4-02	0.32	BT4-10	1.47	BT4-35	3.76
BT4-01	0.36	BT4-29	1.67	BT4-15	4.61
BT4-27	0.39	BT4-64	1.68	BT4-77	5.25
BT4-21	0.40	BT4-37	1.77	BT4-31	5.47
BT4-07	0.56	BT4-78	1.83	BT4-28	6.74
BT4-68	0.61	BT4-79	1.87	BT4-38	7.78
BT4-22	0.66	BT4-33	1.91	BT4-66	8.37
BT4-82	0.88	BT4-76	2.23	BT4-18	8.42
BT4-60	1.12	BT4-69	2.26	BT4-13	8.67
BT4-67	1.29	BT4-65	2.36
In addition 48 samples ranged in copper value from .001% to ..10%
Silver Sample Results

Sample number	Silver (opt)	Sample number	Silver (opt)	Sample number	Silver (opt)

BT4-78	0.13	BT4-79	0.30	BT4-14	0.89
BT4-64	0.14	BT4-68	0.38	BT4-66	2.27
BT4-01	0.16	BT4-18	0.40	BT4-85	2.44
BT4-69	0.17	BT4-77	0.53	BT4-31	2.83
BT4-72	0.17	BT4-29	0.55	BT4-35	3.59
BT4-34	0.18	BT4-67	0.56	BT4-38	3.91
BT4-58	0.22	BT4-37	0.63	BT4-28	3.94
BT4-84	0.26	BT4-10	0.81	BT4-15	4.26
BT4-82	0.28	BT4-33	0.85	BT4-13	5.43
In addition 54 samples ranged in silver value from .001 opt to .009 opt with 15 samples grading .011 opt to .067 opt.
Gold Sample Results

Sample number	Gold (opt)	Sample number	Gold (opt)

BT4-77	0.010	BT4-33	0.033
BT4-37	0.011	BT4-10	0.047
BT4-31	0.021	BT4-15	0.063
BT4-34	0.023	BT4-13	0.074
BT4-38	0.028	BT4-35	1.232
BT4-66	0.029
In addition 25 samples ranged in gold value from 0.001 opt to 0.009 opt.
The results of the first phase exploration program are encouraging and indicate the presence of mineralization containing copper, silver and gold over a significant area of the Bat Ridge property. Nevada Pacific will employ the exploration results to complete the design of a drilling program that will include up to 10,000 feet of reverse circulation drilling.
Liquidity and Capital Resources
As at June 30, 2005 the Company had cash and cash equivalents of $957,251 (June 30, 2004 — $597,851) and working capital of $4,197,510 (June 30, 2004 — $1,427,508 working capital deficiency) compared to cash and cash equivalents of $1,308,512 and working capital of $3,903,364 at March 31, 2005.
The Company’s ability to continue as a going concern is dependent upon the performance of the Magistral Gold Mine, which is currently in a leach only phase, the existence of economically recoverable reserves, the ability of the

Company to obtain additional financing to develop its mineral properties and upon its ability to attain profitable operations. Management is actively seeking the additional financing necessary to permit the Company to continue operations and to pay its liabilities as they fall due. There can be no assurance that management will be successful in all these activities.
The company expended $4,847,459 on net operating activities during the year compared to $830,574 during fiscal 2004. The Company used $2,927,892 in the reduction of current liabilities, inclusive of a payment of $2,500,000 note payable relating to the purchase of the Magistral Gold Mine and spent $1,452,205 that was assigned to product inventory and stockpiled ore.
During the year ended June 30, 2005, the Company raised gross proceeds of $10,262,635 through private placements and public offerings, settled $500,000 in debt through the issuance of common shares, received $591,200 through the exercise of share purchase warrants and $200,020 through the exercise of incentive stock options. Share issue costs and finder’s fees for the same period were $823,761, inclusive of an assigned value of $131,020 to underwriter’s warrants.
During the year ended June 30, 2005 the Company expended $5,154,255 on investing activities. The investment in property, plant and equipment for the year was $3,987,643, which was primarily at the Magistral Gold Mine. The Company also spent $1,321,555 on mineral properties of which $532,842 was spent on exploration in Mexico and $788,713 on exploration in Nevada.
As at June 30, 2005 the Company had 3,328,500 options outstanding entitling the holders to purchase common shares of the Company at prices from $0.30 CDN to $1.47 CDN with expiry dates from June 13, 2006 to February 17, 2015. The Company also has 6,420,841 warrants outstanding entitling the holders to purchase common shares of the Company between $1.05 CDN and $1.20 CDN that expire between November 12, 2005 and September 22, 2006.
The Magistral Gold Mine is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying a net smelter royalty of 3.5%. The royalty requirement is settled from current gold production.
The Company also has minimum lease payment requirements on some of its Nevada exploration properties. These payments are at the discretion of the Company as long as it wants to maintain its interest in the property.
Transactions with Related Parties
During the year ended June 30, 2005, a total of $129,055 (2004 — $129,952) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner. At June 30, 2005, $5,112 (2004 — $32,345) was owing to this legal firm.
In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal Resources Ltd. of which the Company’s Chairman is a director. During the year ended June 30, 2005, a total of $47,781 (2004 — $14,350) was charged by the Company for rent and common office costs. At June 30, 2005, $4,425 (2004 — $13,804) was receivable from this company.
Changes in Accounting Policies
Asset retirement obligations
Effective July 1, 2004, the Company adopted the new CICA Handbook Section 3110 “Asset Retirement Obligations”. The new accounting standard applies to future asset retirement requirements and requires that the fair value of liabilities for asset retirement obligations be recognized when incurred. The liability is accreted over time through periodic charges to earnings. The asset retirement cost is capitalized as part of the carrying value of the asset and is amortized over the useful life of the assets. This standard has been applied to the Magistral Gold Mine with no required retroactive restatement, as the fair value of the asset retirement obligation was recognized on purchase and approximated the fair value of the obligation at June 30, 2004.

Stock-based compensation
Effective July 1, 2004, the Company adopted the provisions of CICA Handbook Section 3870 on “Stock-Based Compensation and Other Stock-Based Payments”. The Company is now required to adopt the fair valued based method of accounting for all stock based awards. The Company has applied the new provisions retroactively, without restatement. The Company has recorded a cumulative decrease to retained earnings and a corresponding increase to contributed capital of $287,376 on July 1, 2004 with respect to stock options granted during the years ended June 30, 2003 and 2004.
Variable interest entities
Effective January 1, 2005, the Company has adopted CICA Accounting Guideline 15 “Consolidation of Variable Interest Entities” (AcG-15). The new standard provides guidance on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting rights. The adoption of this guideline did not have any impact on the consolidated financial statements of the Company.
Financial Instruments and Other Instruments
The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, reclamation bonds, accounts payable and a note payable. The fair values of these financial instruments approximate their carrying values.
Outstanding Share Data
As at October 18, 2005, the Company had the following items issued and outstanding:

•	55,532,506 common shares
•	2,840,500 common share purchase options with a weighted average exercise price of $0.89 CDN expiring at various dates until February 17, 2015
•	6,420,841 share purchase warrants at a weighted average price of $1.19 CDN expiring at various dates until September 22, 2006.
More information on the terms of the options and warrants are set out in Note 8 of the Company’s financial statements.
Outlook
At the Magistral Mine, gold recovery from inventory in the heap leach pad continues with a reduced staff of 32 employees. From the end of fiscal 2005 to present, the Company has experienced recovery from the heap leach pad as anticipated. The equipment required for resumption of mining operations is still on-site and available. Several startup scenarios are being reviewed, including the use of contracted labor to resume open pit mining operations.
The Company has planned exploration programs for Mexico and Nevada. The Company has agreements with Placer Dome whereby they have agreed to continue exploration on the Company’s BMX, Limousine Butte and Keystone projects.
During the year, the Company attended various national and international mining industry trade shows, including the Denver Gold Show, which provided the Company with several opportunities in the precious metals sector for assessment.
Risk Factors
The Company is subject to financial and operational risks due to various factors outside of the control of the Company. Gold prices are affected by factors such as global supply and demand, expectations of the future rate of inflation, the strength of, and confidence in, the US dollar relative to other currencies, interest rates, and geopolitical events. Should the price of gold drop and the prices realized by the Company on gold sales were to decrease significantly and remain at such a level for any substantial period, the Company’s cash flow would be negatively affected.
The Company has limited financial resources, has no source of operating cash flow other than the Magistral Mine and has no assurance that additional funding will be available to it. The only source of additional financing for the

Company is through the sale of equity securities or the optioning or joint venturing of its properties. Failure to obtain financing could result in the delay or indefinite postponement of further exploration and development of its projects with the possible loss of the Company’s interest in such properties.
Although the Company has carefully prepared its gold reserve and resource estimates, no assurance can be given that the indicated mining and processing recoveries of gold from the estimated reserves will be realized over the life of the mine. The business of mining is generally subject to a number of risks including equipment failure, operational accidents, unstable ground conditions and severe weather.
The Company’s exploration work involves many risks and may be unsuccessful. Substantial expenditures are required to establish proven and probable reserves and to complete the related mine development. It may take several years from the initial phases of drilling until production is possible. As a result of these uncertainties, there is no assurance that current or future exploration programs will be successful and result in the expansion or replacement of current production with new reserves. The validity of mining claims can also be uncertain. Although the Company has attempted to acquire satisfactory title to its properties, some risk exists that some titles may be defective.
Additional Information
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, options to purchase securities and interests of insiders in material transactions is contained in the Company’s 2004 annual report and an information circular dated for the annual general meeting of the Company held on December 10, 2004. Copies of the Company’s filings are available at www.sedar.com.
Cautionary Statement on Forward-Looking Information
Certain information set forth in this report contains forward-looking statements. By their nature, forward-looking statements are subject to numerous risks and uncertainties including: the results of current operation and exploration activities; market reaction to future operation and exploration activities; significant changes in metal prices; currency fluctuations; increases in production costs; differences in ore grades; recovery rates; and tonnes mined from those expected; changes in mining, or heap leaching rates from currently planned rates; the timing and content of work programs; geological interpretations; receipt and security of mineral property titles; general market and industry conditions; and other factors detailed in the Company’s public filings.
Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise an, as such, undue reliance should not be placed on forward-looking statements. Nevada Pacific Gold Ltd’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements, and accordingly, no assurance can be given that the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits Nevada Pacific Gold Ltd. will derive therefrom.

CONSOLIDATED BALANCE SHEETS
As at June 30th
(expressed in US Dollars)

	2004	2003

Assets
Current assets
Cash and cash equivalents	$597,851	$87,718
Accounts receivable	511,541	68,904
Product inventory and stockpiled ore (Note 4)	2,252,220	—
Supplies inventory	196,022	—
Prepaid expenses	226,027	26,314

	3,783,661	182,936
Property, plant and equipment (Note 5)	10,560,252	11,393
Mineral properties (Note 6)	2,455,134	1,487,092
Reclamation bonds	47,972	—

	$16,847,019	$1,681,421

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,211,169	$96,349
Note payable (Note 3)	3,000,000	—

	5,211,169	96,349
Other liabilities	154,111	—
Provision for reclamation (Note 3)	1,477,593	—

	1,631,704	96,349
Shareholders’ Equity
Share capital (Note 7)	15,174,324	4,857,823
Contributed capital	39,120	—
Deficit	(5,209,298)	(3,272,751)

	10,004,146	1,585,072

	$16,847,019	$1,681,421

Nature of operations and Going Concern (Note 1)
Commitments (Note 13)
Subsequent Events (Note 15)
Approved by the Board:

Michael Beley	Gary Nordin
Director	Director

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the years ended June 30th
(expressed in US Dollars)

	2004	2003

INCOME
Management fees	$30,329	$44,172
Geological consulting fees	30,810	56,515
Interest income	28,294	10,408

	89,433	111,095

EXPENSES
Salaries, benefits & consulting fees	664,536	301,144
Investor relations	183,294	101,733
Rent	64,296	52,546
Office	99,524	72,088
Listing & transfer fees	23,413	10,948
Professional fees	144,433	41,505
Other	33,682	13,808
Travel	134,501	31,348
Property evaluation	230,790	29,316
Foreign exchange loss (gain)	117,226	(16,030)

	1,695,695	638,406

OTHER ITEMS
Write-off of mineral properties	330,285	262,471
Write-off of deferred acquisition costs	—	302,524

	330,285	564,995

LOSS FOR THE YEAR	1,936,547	1,092,306
Deficit, beginning of year	3,272,751	2,180,445

Deficit, end of year	$5,209,298	$3,272,751

Basic and diluted loss per share	$0.06	$0.06

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended June 30th
(expressed in US Dollars)

	2004	2003

CASH PROVIDED BY (USED FOR) OPERATIONS
Loss for the year	$(1,936,547)	$(1,092,306)
Items not affecting cash
Amortization	15,978	6,306
Stock based payments	39,120	—
Write-off of deferred acquisition costs	—	302,524
Write-off of mineral properties	330,285	262,471

	(1,551,164)	(521,005)
Changes in non-cash working capital items (Note 10)	720,590	17,799

	(830,574)	(503,206)

INVESTING ACTIVITIES
Property, plant and equipment	(1,889,409)	(3,507)
Acquisition of Pangea Resources Inc., net of cash acquired (Note 3)	(4,323,753)	—
Deferred acquisition costs	—	(302,524)
Reclamation bonds	(47,972)	—
Expenditures on mineral properties, net of recoveries	(1,223,327)	(336,443)

	(7,484,461)	(642,474)

FINANCING ACTIVITIES
Common shares issued:
On private placements	7,871,295	—
On warrant conversion	920,243	309,949
On option exercise	343,933	—
Share issue costs	(310,303)	—

	8,825,168	309,949

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	510,133	(835,731)
CASH AND CASH EQUIVALENTS, Beginning of year	87,718	923,449

CASH AND CASH EQUIVALENTS, End of year	$597,851	$87,718

CONSOLIDATED STATEMENTS OF MINERAL PROPERTY EXPENDITURES
For the years ended June 30th
(expressed in US Dollars)

		South				Other
	Limousine	Carlin			Amador	Nevada	Mexican
	Butte	Project	Keystone	BMX	Canyon	Properties	Properties	Total

Total expenditures	$1,540,904	$1,604,947	$96,637	$—	$8,884	$1,006,707	$—	$4,258,079
Cost recoveries	(1,107,479)	(861,756)	(1,825)	—	—	(83,837)	—	(2,054,897)
Property write-offs	—	(11,359)	—	—	—	(778,703)	—	(790,062)

Total as at June 30, 2002	433,425	731,832	94,812	—	8,884	144,167	—	1,413,120

Exploration salaries & wages	11,487	20,375	3,815	15,694	11,128	82,426	—	144,925
Land holding costs	21,342	48,648	17,242	168,859	4,172	31,209	—	291,472
Surveying	1,503	—	—	62,943	—	30,925	—	95,371
Environmental	—	—	—	—	3,050	—	—	3,050
Geology	4,267	11,865	—	27,290	2,527	28,051	—	74,000
Surface geochemistry	—	4,069	—	59,914	—	5,143	—	69,126
Mineralogy	—	480	—	—	—	—	—	480
Geophysics	—	—	—	25,142	—	6,950	—	32,092
Road work & trenching	—	20,108	—	—	—	—	—	20,108
Drilling	864	219,374	—	7,930	—	14,522	—	242,690
Other	1,024	1,467	1,408	6,602	237	17,157	—	27,895

Total expenditures	40,487	326,386	22,465	374,374	21,114	216,383	—	1,001,209
Cost recoveries	—	(301,607)	—	(363,159)	—	—	—	(664,766)
Property write-offs	—	—	—	—	—	(262,471)	—	(262,471)

Total as at June 30, 2003	473,912	756,611	117,277	11,215	29,998	98,079	—	1,487,092
Exploration salaries & wages	45,833	2,927	26,025	9,728	34,878	56,516	18,871	194,778
Land holding costs	45,900	7,864	52,434	97,306	29,697	100,735	86,398	420,334
Surveying	—	—	9,480	3,689	2,286	20,588	11,572	47,615
Environmental	225	—	14	2,847	12,355	4,075	—	19,516
Geology	3,952	190	2,119	34,949	1,843	134,331	35,035	212,419
Surface geochemistry	1,564	—	643	16,906	1,647	4,997	9,506	35,263
Geophysics	—	—	15,835	2,000	37,100	17,000		71,935
Road work & trenching	3,788	—	—	3,653	5,668	—	—	13,109
Drilling	153,386	—	—	126,218	264,776	—	—	544,380
Other	3,995	—	1,176	6,422	642	13,284	6,763	32,282

Total expenditures	258,643	10,981	107,726	303,718	390,892	351,526	168,145	1,591,631
Cost recoveries	—	—	—	(293,304)	—	—	—	(293,304)
Property write-offs	—	(245,196)	—	—	—	(85,089)	—	(330,285)

Total as at June 30, 2004	$732,555	$522,396	$225,003	$21,629	$420,890	$364,516	$168,145	$2,455,134

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN
Nevada Pacific Gold Ltd. (“the Company”) was incorporated under the laws of the Province of British Columbia. Its principal business activities consist of the production of gold and silver in Mexico and exploring for and developing gold and silver properties in Mexico and the western United States, primarily Nevada.
These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. The Company has recorded losses from operations since its inception. The Company’s ability to continue as a going concern is dependent upon the performance of the Magistral Gold Mine, the existence of economically recoverable reserves, the ability of the Company to obtain additional financing to complete development the Magistral Gold Mine and of its mineral properties and upon its ability to attain profitable operations. These consolidated financial statements do not give effect to any adjustments that would be necessary should the Company not be able to continue as a going concern.
2.   SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and principles of consolidation
These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Nevada Pacific Gold (US), Inc., Nevada Pacific Gold (Yukon) Ltd., Pangea Resources Inc. and Compania Minera Pangea, S.A. de C.V. All significant inter-company transactions and balances have been eliminated.
Use of estimates
The Company uses estimates in preparing these consolidated financial statements based on the best information available. Significant estimates by management include the carrying value of property, plant and equipment, useful lives of such assets, the reclamation provision, future income tax valuation allowance and inventory valuation. These estimates are reviewed and adjusted regularly to ensure that they are reasonable. The estimates may vary from actual results.
Property, plant and equipment

(a) Plant and equipment
             Plant and equipment are depreciated over the estimated lives of the assets on a unit-of-production or straight-line basis as appropriate. Amortization of property, plant and equipment at the Magistral Gold Mine will commence once commercial production has begun.

(b) Mineral properties and deferred costs
             The acquisition cost of mineral properties and related exploration and development costs, as well as directly attributable general and administrative support costs and salaries, are deferred. When a mineral property is sold, abandoned, or deemed not to contain economic reserves, all costs are written-off. The amounts shown for mineral properties represent costs to date and do not necessarily reflect present or future values.
             Deferred costs include operating costs, net of revenues, prior to the commencement of commercial production of the Magistral Gold Mine. Deferred costs are, upon commencement of commercial production, amortized over the estimated life of the ore body to which they relate or are written off if the property is abandoned or if there is considered to be a permanent impairment in value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
Reclamation provision
The reclamation provision has been established at estimated fair value on the acquisition of the Magistral Gold Mine. During the pre-commercial production stage, no additional provisions are being made.
Cash and cash equivalents
The Company considers cash and cash equivalents to be cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less. Interest earned is recognized immediately in operations.
Inventories
Inventories include gold dore, stockpiled ore, and supplies inventories and are valued at the lower of cost and net realizable value.
Revenue recognition
Revenue from the sale of metals is recognized in the accounts upon delivery of the product to the customer when title transfer and the rights and obligations of ownership pass to the buyer. Revenue from the sale of metals may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.
Foreign currency translation
The Company and its subsidiaries are considered to be integrated foreign operations. Their financial statements and transaction amounts denominated in foreign currencies are translated into U.S. dollars as follows:

•	monetary items are translated at the rate of exchange in effect at the balance sheet date,

•	non-monetary items are translated at the historical exchange rates,

•	revenue and expense items are translated at the average rate for the period, and

•	foreign currency translation gains and losses are included in operations.
Income taxes
The Company follows the liability method of accounting for income taxes. Using this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Company and their respective tax bases, using substantively enacted income tax rates. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the period in which the change occurs. A future income tax asset is recorded when the probability of the realization is more likely than not.
Stock compensation
No compensation expense is recognized when shares or options to purchase shares are issued to employees or directors. Where shares or options to purchase shares are issued to non-employees in return for goods or services, the fair value of those shares or options issued is recognized as an expense in the period in which the goods or services are received and credited to contributed capital. The consideration received on the exercise of share options is credited to share capital.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

2.   SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
Loss per share
Loss per share is calculated using the weighted-average number of shares outstanding of 30,305,758 (June 30, 2003 — 19,182,503).
3.   ACQUISITION OF PANGEA RESOURCES INC.
On February 2, 2004, the Company acquired all of the outstanding shares of Pangea Resources Inc. (“Pangea”) whereby the Company acquired 100% of the Magistral Gold Mine and related assets beneficially owned by Compania Minera Pangea S.A. de C.V. (“Minera Pangea”) in Mexico, a wholly owned subsidiary of Pangea. Under the purchase agreement, the Company acquired Pangea for $4,000,000 cash and 2,000,000 common shares of the Company with an estimated fair value of $1.00 CDN per share with a further $3,000,000 note payable due on or before August 2, 2004. There is a general security agreement on the assets of the Company in relation to this agreement. The Company incurred acquisition costs of $370,699.
On July 21, 2004, the Company signed an amended purchase agreement with Queenstake Resources Ltd. for the purchase of the Magistral Gold Mine. The agreement amended the date of the final payment of $3,000,000 from August 2, 2004 to $500,000 (paid) by August 2, 2004 and $2,500,000 on September 1, 2004.
On August 20, 2004, the Company signed a second amended purchase agreement amending the date of the final payment of $2,500,000 from September 1, 2004 to $550,000 (paid) by August 22, 2004 and the balance of the payment to be made by the issuance of 669,485 common shares of the Company (issued) by September 15, 2004, with a deemed value of $500,000 and $1,450,000 on or before November 1, 2004. The balance of the purchase price of $1,450,000 is subject to a per annum interest rate equal to two percent plus the Prime Rate effective September 1, 2004. Any principal and interest not paid by November 1, 2004 is subject to a per annum interest rate equal to seven percent plus the Prime Rate.
The acquisition has been accounted for using the purchase method. The allocation of the purchase price is summarized as follows:

Purchase price:
Cash	$4,000,000
Note payable	3,000,000
Shares issued	1,491,333
Acquisition costs	370,699

$8,862,032

Assets acquired:
Cash	$46,947
Stockpiled ore	2,112,803
Other current assets	722,162
Property, plant and equipment	8,657,950

11,539,862
Liabilities assumed:
Current liabilities	1,138,215
Other liabilities	62,022
Provision for reclamation	1,477,593

Net assets acquired	$8,862,032

Since February 2, 2004, the results of operations of the Magistral Gold Mine are included in the Company’s financial statements as mine property. Management does not consider that the Magistral Gold Mine was operating at commercial levels at the time the mine was acquired. A significant investment of time, money and resources is

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

3.   ACQUISITION OF PANGEA RESOURCES INC., CONTINUED
under way to upgrade the mine to an acceptable level of commercial operating activity. During this upgrade period, and until specific operating upgrades and production parameters are achieved, management considers the mine to be in a pre-commercial operating phase. Prior to commercial production, pre-production expenditures, net of revenue, are capitalized to property. Included in the liabilities assumed on the purchase is an estimated tax liability of $600,000 for the Magistral Gold Mine. (See Note 12)
4.   PRODUCT INVENTORY AND STOCKPILED ORE

	2004	2003

Stockpiled ore	$2,032,755	$—
Gold dore	219,465	—

	$2,252,220	$—

5.	PROPERTY, PLANT AND EQUIPMENT

	2004	2003

Magistral Gold Mine (Note 3)
Plant and equipment	$1,841,972	$—
Property	8,650,282	—
Accumulated amortization and depletion	—	—

	10,492,254	—

Other Equipment	114,245	41,662
Accumulated amortization	(46,247)	(30,269)

	67,998	11,393

	$10,560,252	$11,393

6.   MINERAL PROPERTIES
The total cumulative deferred property expenditures, after recoveries from earn-in partners and presented by property, are as follows:

	2004	2003

Limousine Butte	$732,555	$473,912
South Carlin Project	522,396	756,611
Keystone	225,003	117,277
BMX	21,629	11,215
Amador Canyon	420,890	29,998
Other Nevada Properties	364,516	98,079
Mexican Properties	168,145	—

	$2,455,134	$1,487,092

Limousine Butte
The Limousine Butte property is located northwest of Ely, Nevada in White Pine County, and was staked by the Company such that the Company controls the mineral rights to the property.
The property is subject to a sliding scale net smelter return royalty of 1.5% to 2.5% on all production from the property, with an advance payment of $1.0 million to be made at the commencement of commercial production and to be credited against future royalty payments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

6.   MINERAL PROPERTIES, CONTINUED
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome U.S. Inc.(“Placer Dome”), a wholly owned subsidiary of Placer Dome Inc., whereby Placer Dome has the right to earn an interest in the Limousine Butte project. (See Note 15 — Subsequent Events).
South Carlin Project
The Company’s principal interest in the South Carlin project is the Woodruff Creek property. The Company had interests in the Tomera Ranch and South Carlin properties, within the South Carlin project, which it has elected not to continue with in 2004, which resulted in a write-down of $245,196.
The Woodruff Creek property is located within Elko County, Nevada. In January 2001, the Company completed its acquisition of a 100% interest in the property from Kennecott Exploration Company (“Kennecott”) by incurring over $500,000 in exploration expenditures over a four-year period and by paying $50,000 to Kennecott. Kennecott retains an uncapped 1% net smelter return royalty on the project.
Keystone
The Company acquired the Keystone project in Nevada through staking and the purchase of two patented claims in 1999 and expanded the property in 2002 through the staking of 109 unpatented mining claims.
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome, whereby Placer Dome has the right to earn an interest in the Keystone project. (See Note 15 — Subsequent Events)
BMX
During the year ended June 30, 2003, the Company acquired mineral rights to the Battle Mountain (BMX) project. The project has been staked by the Company, through the location of unpatented Federal lode mining claims and is 100% owned by the Company.
On November 27, 2002, the Company signed a binding letter of agreement with Placer Dome whereby Placer Dome has the right to earn a 60% interest in the BMX project by paying the Company $200,000 on signing and expending $4.0 million on exploration on the project over a five-year period. Placer Dome can earn an additional 10% interest by completing a feasibility study.
Bluebird Gold Property
The Bluebird property lies within the area of interest of the Company’s BMX project and has been submitted for inclusion within the Placer Dome option and joint venture agreement.
On April 30, 2003, the Company signed a 10-year mining lease agreement with exploration rights with the owner of the Bluebird property. The lease is renewable in 5-year increments with the owner retaining a 3% net smelter return. The property is located at the northern end of the Battle Mountain Trend, Lander County, Nevada and consists of 10 unpatented mining claims. The Company can purchase 1.5% of the net smelter return at any time for $500,000 per percentage point. Advanced royalties payable to the owners are $1,500 (paid) on signing, $7,500 (paid) upon completion of the formal lease, $10,000 annually on the first anniversary through the ninth anniversary and $25,000 on the tenth and subsequent anniversaries.
Other Nevada Properties
Amador Canyon
The Amador Canyon property is located in Lander County, Nevada. The property consists of 41 mineral claims located in the northern portion of the Reese River (Austin) mining district. In April 2002, the Company signed a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

6.   MINERAL PROPERTIES, CONTINUED
letter of intent with NevSearch, LLC, (“NevSearch”), for a 10-year renewable mining lease agreement. NevSearch will receive annual minimum royalty payments of $25,000 beginning in year three of the lease increasing in year five to $50,000. NevSearch will also receive a 3% net smelter return on production of the property. Work commitments include completion of 10,000 feet of drilling within the first two years and $50,000 in exploration work completed in years three and four of the lease.
Cornerstone (Pat Canyon)
In May 2004, the Company signed a 10-year renewable mining lease agreement to acquire the exploration rights to the Cornerstone property, which is located less than three miles east of the Company’s Keystone project in Eureka County, Nevada and consists of 106 mineral claims. The owners retain a 3-4% sliding scale gross production royalty and advanced royalties payable to the owners are $10,000 on signing of the lease, increasing annually to a maximum of $50,000 over the term of the lease.
7.   SHARE CAPITAL
Authorized
   100,000,000 Preferred Shares without par value, with rights to be determined upon issue
   100,000,000 Common Shares without par value
Issued and outstanding

	Number of shares	Amount

Balance as at June 30, 2002	18,722,503	$4,547,874
Issued for cash
Exercise of warrants	1,420,000	309,949

Balance as at June 30, 2003	20,142,503	$4,857,823
Issued for cash
Private Placement — (i)	2,864,900	760,441
Private Placement — (ii)	3,892,702	1,065,858
Private Placement — (iii)	6,483,750	5,529,633
Private Placement — (iv)	580,000	493,915
On acquisition of Pangea Resources Inc.	2,000,000	1,491,333
On exercise of warrants	2,394,998	920,243
On exercise of options	775,000	343,933
Finder’s fee	80,000	21,448
Share issue costs	—	(310,303)

Balance as at June 30, 2004	39,213,853	$15,174,324

(i) The gross proceeds from the August 29, 2003 private placement of 2,864,900 units were $760,441. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $0.45 CDN until August 29, 2004. There were no finder’s fees paid for this placement.

(ii) The gross proceeds from the September 5, 2003 private placement of 3,892,702 units were $1,065,858. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $0.45 CDN until September 5, 2004. There were finder’s fees of $28,773 and 80,000 units on the private placement.

(iii) The gross proceeds from the January 16, 2004 private placement of 6,483,750 units were $5,529,633. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

7.   SHARE CAPITAL, CONTINUED

holder to purchase one common share for $1.35 CDN until July 16, 2004. There were finder’s fees of $172,717 on the private placement.

(iv) The gross proceeds from the January 28, 2004 private placement of 580,000 units were $493,915. Each unit consists of one common share and one-half share purchase warrant with each warrant entitling the holder to purchase one common share for $1.35 CDN until July 28, 2004. There were finder’s fees of $13,932 on the private placement.
Stock options
The Company has a stock option plan (the “Stock Option Plan”) which provides for equity participation in the Company by its directors, officers, employees and consultants through the acquisition of common shares pursuant to the grant of options to purchase common shares. The maximum aggregate number of common shares to be reserved and authorized, to be issued pursuant to options granted under the Stock Option Plan is 3,400,000 common shares.
The exercise price for options granted under the Stock Option Plan is determined by the closing trading price on the day immediately preceding the date of grant, less any discounts permitted by the TSX Venture Exchange or such other stock exchange on which the common shares are listed. Options granted under the Stock Option Plan are subject to a minimum two year vesting schedule whereby 25% of each option will vest on each of the six month anniversaries of the date of grant, up to and including the end of the second year after such grant, or such other more restrictive vesting schedule as the administrator of the Stock Option Plan may determine. The administrator of the Stock Option Plan has the discretion to waive the vesting requirement, subject to any applicable regulatory requirements, if required. Options are non-assignable and are exercisable for a period of up to five years from the date the option is granted, or up to ten years from the date of grant if permitted by applicable stock exchanges, subject to earlier termination after certain events such as the optionee’s cessation of service to the Company or death.
A summary of changes to stock options outstanding is as follows:

	2004		2003

		Weighted-		Weighted-
	Number	average	Number	average
	of shares	exercise price	of shares	exercise price

Outstanding at beginning of year	1,925,000	$0.43 CDN	1,885,000	$0.44 CDN
Granted under plan	1,825,000	$0.91 CDN	100,000	$0.53 CDN
Exercised	(775,000)	$0.58 CDN	—	—
Forfeited	(10,000)	$0.61 CDN	(60,000)	$0.65 CDN

Outstanding at end of year	2,965,000	$0.69 CDN	1,925,000	$0.43 CDN

Options vested and exercisable at year-end	1,355,000	$0.38 CDN	1,725,000	$0.43 CDN

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

7.   SHARE CAPITAL, CONTINUED
Stock options outstanding as at June 30, 2004 are as follows:

Number	Exercise price	Expiry date

10,000	$0.65 CDN	August 8, 2004
75,000	$0.40 CDN	September 28, 2004
560,000	$0.30 CDN	December 10, 2004
230,000	$0.30 CDN	June 13, 2006
85,000	$0.30 CDN	January 10, 2007
100,000	$0.40 CDN	April 3, 2007
100,000	$0.53 CDN	January 22, 2008
980,000	$0.61 CDN	October 2, 2008
625,000	$1.22 CDN	February 19, 2014
200,000	$1.47 CDN	March 31, 2014

2,965,000

As permitted by Canadian generally accepted accounting principles, the Company does not use the fair value method of accounting for share options granted to employees and directors. Had the Company followed the fair value method of accounting, the Company would have recorded a compensation expense of $278,002 (2003 — $9,374) in respect of its employee and director share options. Pro forma earnings for 2004 and 2003 determined under the fair value method of accounting for stock options are as follows:

	2004	2003

Loss for the year as reported	$1,936,547	$1,092,306
Stock option expense	278,002	9,374

Pro forma net loss	$2,214,549	$1,101,680

Loss per share — basic and diluted
As reported	$0.06	$0.06
Pro forma	$0.07	$0.06

The fair value of the options granted has been calculated using the Black-Scholes option-pricing model, based on the following assumptions:

•	Risk free interest rate of 4% per annum

•	Expected life of 3 years

•	Expected volatility ranging from 85% to 97%

•	Dividend yield rate of nil
Option-pricing models require the input of highly subjective assumptions regarding the expected volatility and expected life. Changes in assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options at the date of grant.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

7.   SHARE CAPITAL, CONTINUED
Warrants
Share purchase warrants outstanding at June 30, 2004 were as follows:

Number	Exercise price	Expiry date

3,241,875	$1.35 CDN	July 16, 2004
290,000	$1.35 CDN	July 28, 2004
297,450	$0.45 CDN	August 29, 2004
1,426,351	$0.45 CDN	September 5, 2004

5,255,676

8.	RELATED PARTY TRANSACTIONS
During the year ended June 30, 2004, a total of $129,952 (2003 — $50,389) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner.
In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal de Oro Resources Ltd. of which the Company’s Chairman is a director. A total of $14,350 (2003 — $2,390) was charged by the Company for rent and common office costs.

9.	FINANCIAL INSTRUMENTS
The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, reclamation bonds, accounts payable and a note payable. The fair values of these financial instruments approximate their carrying values.
10. SUPPLEMENTAL CASH FLOW INFORMATION

	2004	2003

Changes in non-cash working capital
Accounts receivable	$90,069	$95,122
Product inventory and stockpiled ore	(139,417)	—
Supplies inventory	(21,709)	—
Prepaid expenses	(184,570)	(2,682)
Accounts payable and accrued liabilities	976,217	(74,641)

	$720,590	$17,799

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

11. SEGMENTED INFORMATION
The Company has reportable segments in three geographic areas: gold mining operations and exploration in Mexico, exploration and development in the United States and corporate in Canada. Gold mining operations consist of the Magistral Gold Mine in Mexico, acquired on February 2, 2004, which has not yet achieved commercial production.

		Exploration	Gold mining
	Corporate	(United	& exploration
	(Canada)	States)	(Mexico)	Total

Property, plant and equipment
June 30, 2004	$56,203	$11,795	$10,492,254	$10,560,252
June 30, 2003	$7,711	$3,682	—	$11,393
Mineral Properties
June 30, 2004	—	$2,286,989	$168,145	$2,455,134
June 30, 2003	—	$1,487,092	—	$1,487,092
Operating loss for the year ended
June 30, 2004	$1,475,170	$461,377	—	$1,936,547
June 30, 2003	$754,223	$338,083	—	$1,092,306
Income for the year ended
June 30, 2004	$28,125	$61,308	—	$89,433
June 30, 2003	$10,408	$100,687	—	$111,095
Amortization for the year ended
June 30, 2004	$12,633	$3,345	—	$15,978
June 30, 2003	$4,163	$2,143	—	$6,306
12. INCOME TAXES
A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2004	2003

Loss before income taxes	$(1,936,547)	$(1,092,306)

Expected income taxes (recovery)	$(684,104)	$(393,336)
Non-deductible (deductible) expenses for tax purposes	(211,326)	(10,395)
Unrecognized benefit on non-capital losses	895,430	403,731

Total income taxes	$—	$—

The significant components of the Company’s future income tax assets for Canadian and U.S. purposes are as follows:

	2004	2003

Future income tax assets
Non-capital loss carryforwards	$2,324,029	$1,665,873
Share issue costs	76,945	12,412
Equipment	9,047	4,313

Future income tax assets before valuation allowance	2,410,021	1,682,598
Less: valuation allowance	(2,410,021)	(1,682,598)

Net future income tax assets	$—	$—

The Company has incurred losses for Canadian income tax purposes of approximately $3,260,397, which can be carried forward to reduce taxable income in future years. These losses expire between 2005 and 2011.
Nevada (US) has incurred losses for U.S. tax purposes of approximately $3,919,527, which can be carried forward to reduce taxable income in future years. These losses expire between 2012 and 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

12. INCOME TAXES, CONTINUED
The future income tax assets and liabilities for the Company’s subsidiary Pangea Resources Inc. have not been fully computed. As per the purchase agreement with Queenstake Resources Ltd. any income tax liabilities of Pangea at the time of purchase are the responsibility of the seller. Pangea has incurred nominal losses since acquisition; therefore the Company has recognized no tax liabilities for this subsidiary.
The future income tax assets and liabilities for the Company’s subsidiary Compania Minera Pangea S.A de C.V. have not been fully computed. Included in the liabilities assumed on the purchase is an estimated tax liability for the Magistral Gold Mine of $600,000, which is included in accounts payable and accrued liabilities. There is a degree of uncertainty associated with the measurement of this estimated Mexican tax liability. This amount may change as a result of the resolution of certain Mexican tax issues arising from the acquisition.
13. COMMITMENTS
The Company has obligations under operating leases for its corporate offices. Future minimum lease payments for non-cancellable leases with initial or remaining lease terms in excess on one year at June 30, 2004 for the fiscal years ended June 30 are:

2005	$85,538
2006	$85,538
2007	$85,538
2008	$57,025
The Magistral Gold Mine production is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying net smelter royalties at 3.5%.
14. ENVIRONMENTAL
The Company’s mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The ultimate amount of reclamation and other future site restoration costs to be incurred for existing mining interests is uncertain.
15. SUBSEQUENT EVENTS
Multi-level business arrangement with Placer Dome U.S. Inc.
On September 7, 2004, the Company signed binding letter agreements with Placer Dome whereby Placer Dome has the right to earn a 60% interest in both the Limousine Butte and the Keystone projects. In addition, Placer Dome agreed to invest $1,300,600 CDN ($1,000,000 US) in the Company through a non-brokered private placement.
Placer Dome has the right to earn a 60% interest in the Company’s Keystone project by spending $5,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.
Placer Dome has the right to earn a 60% interest in the Company’s Limousine Butte project by spending $4,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for the years ended June 30th 2004 and 2003
(expressed in US Dollars)

15.   SUBSEQUENT EVENTS, CONTINUED
On September 8, 2004, the Company completed the private placement with Placer Dome of 1,340,825 common shares at $0.97 CDN for gross proceeds of $1,300,600 CDN.
Private placements
On August 17, 2004, the Company completed the first closing of a private placement consisting of 3,873,800 units at $0.97 CDN for gross proceeds of $3,757,586 CDN. Each unit consists of one common share of the Company and one-half of a share purchase warrant with each whole warrant entitling the holder to acquire one common share of the Company at $1.20 CDN until August 17, 2005. Finder’s fees of $155,120 CDN were paid on this placement.
On September 22, 2004, the Company completed a private placement consisting of 319,030 units at $0.97 CDN for gross proceeds of $309,459 CDN. Each unit consists of one common share of the Company and one-half of a share purchase warrant with each whole warrant entitling the holder to acquire one common share of the Company at $1.20 CDN until September 22, 2005. There were no finder’s fees paid on this placement.
The proceeds from the private placements are planned to be used to advance exploration on the Company’s gold and silver exploration projects in Nevada, to fund activities planned, to increase the reserve and resource base at the Magistral Gold Mine in Mexico and for general working capital purposes.
Warrants exercised
Between August 24, 2004 and September 8, 2004 there were 1,723,801 share purchase warrants were exercised at $0.45 CDN per share for gross proceeds of $775,710 CDN.
Bought deal offering
On October 19, 2004, the Company entered into an agreement with Canaccord Capital Corporation (“Underwriter”) for the sale, on a bought deal underwritten basis, of an aggregate of 5,155,000 million units at a price of $0.97 CDN per unit for gross proceeds of $5,000,350 CDN. The Underwriter has also been granted an over allotment option for an additional 2,580,000 units ($2,502,600 CDN) which, if exercised prior to closing, will provide the Company with gross proceeds of $7,502,950 CDN. The Offering is subject to approval by the TSX Venture Exchange.
Each unit will be comprised of one common share and one half of a non-transferable share purchase warrant with each whole Warrant entitling the holder to acquire one common share at a price of $1.20 CDN within twelve months of issuance.
The net proceeds of the placement are planned to be used to: (1) fund activities to increase the reserve and resource base at the Magistral Gold Mine in Sinaloa State, Mexico; (2) to advance exploration on the Company’s gold and silver exploration projects in Nevada; and (3) for general working capital purposes. Closing is currently scheduled for November 9, 2004.
The Underwriters shall be entitled to receive a cash commission representing 7% of the proceeds from the sale of the units and underwriter’s warrants to acquire common shares, representing 7% of the units sold, at a price of $1.05 CDN per Common Share within twelve months of closing.

DIRECTORS
David Hottman
Richard Barclay
Joe Kajszo
Curt Everson
Gary Nordin
Michael J. Beley

OFFICERS
Richard Barclay, CEO & CFO
Joe Kajszo, President
Bill Faust, Vice President Operations

SENIOR MANAGEMENT
David Hottman, Chairman
Richard Barclay, CEO & CFO
Joe Kajszo, President
Bill Faust, Vice President Operations
Curt Everson, President,
  Nevada Pacific (US) Inc.
Steve Brown, V.P. Exploration,
  Nevada Pacific (US) Inc.

SOLICITORS
Canada
Koffman Kalef
1900 — 885 West Georgia Street
Vancouver, BC V6C 3H4

USA
Erwin Thompson & Hascheff
One East Liberty, Suite 424
P.O. Box 40817
Reno, Nevada 89504

REGISTRAR & TRANSFER AGENT
Computershare Trust Company
510 Burrard Street
Vancouver, BC V6C 3B9	CORPORATE OFFICE
PO Box 48
Suite 750 — 625 Howe Street
Vancouver, BC Canada V6C 2T6
Tel: (604) 646-0188
Fax: (604) 646-0189
Website: www.nevadapacificgold.com
Email: info@nevadapacificgold.com

EXPLORATION OFFICE
P.O. Box 548
275 Third Street
Elko, Nevada USA 89803
Tel: (775) 753-4396
Fax: (775) 753-4397

BANK
Bank of Montreal
595 Burrard Street
Vancouver, BC Canada

AUDITORS
PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, BC V6C 3S7

SHARE CAPITAL AS AT JUNE 30, 2004
Shares outstanding:      39,213,853
Fully diluted:                47,434,529
Warrants and options
  exercisable at:             C$0.30 to $1.47
Recent Share Price:      C$1.05
Market Capitalization:  C$41,174,545

TRADES:
NPG — TSX VENTURE EXCHANGE

NEVADA PACIFIC GOLD LTD.
Management’s Discussion and Analysis of Financial Position and Results of Operations
This discussion and analysis of the financial position and results of has been prepared as at November 24, 2004 and should be read in conjunction with the unaudited quarterly consolidated financial statements of Nevada Pacific Gold Ltd. (“Nevada Pacific” or “the Company”) as at September 30, 2004 and the audited annual financial statements as at June 30, 2004. The Company’s consolidated financial statements and related notes have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and all amounts are presented in United States dollars unless otherwise noted.
Overview
The Company’s principal business activities consist of the production of gold and silver in Mexico and the exploration for and development of gold and silver properties in Mexico and the western United States, primarily Nevada.
Since incorporation on March 11, 1997, the Company has acquired the Magistral Gold Mine in Sinaloa, Mexico. The Company has also evaluated numerous properties of potential merit. Several of the properties evaluated have been acquired by purchase agreement or by staking for further exploration, evaluation and development. Costs directly relating to the identification, exploration and development of projects are capitalized and are either amortized over the life of the project’s production when the property goes into production, or written off when the property is sold or released.
Acquisition of the Magistral Gold Mine
On February 2, 2004, the Company acquired all of the outstanding shares of Pangea Resources Inc. (“Pangea”) whereby the Company acquired 100% of the Magistral Gold Mine and related assets beneficially owned by Compania Minera Pangea S.A. de C.V. (“Minera Pangea”) in Mexico, a wholly owned subsidiary of Pangea. Under the purchase agreement, the Company acquired Pangea for $4,000,000 cash and 2,000,000 common shares of the Company with an estimated fair value of $1.00 CDN per share with a further $3,000,000 note payable due on or before August 2, 2004. There was a general security agreement on the assets of the Company in relation to this note payable.
As a result of amendments to the payment terms of the purchase agreement, the Company has paid $2,500,000 of the $3,000,000 in cash and issued 669,485 common shares of the Company, with a deemed value of $500,000 to satisfy this obligation. The final payment of $1,450,000 was made on November 12, 2004. All security granted by the Company has been returned to the Company and security registrations are being discharged.
The Magistral Gold Mine is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying a net smelter royalty of 3.5%.
Since February 2, 2004, the results of operations of the Magistral Gold Mine are included in the Company’s financial statements as mine property. Management does not consider that the Magistral Gold Mine was operating at commercial levels at the time the mine was acquired. Work is ongoing at the mine on a series of projects to bring the mine up to acceptable operating levels. Management anticipates that commercial production will commence on or about January 1, 2005.
Review of Operations
Magistral Revitalization Program
The Company continued a revitalization program at the mine during the first quarter. The program is increasing long term operating efficiencies, lowering operating costs and increasing annual gold and silver production. During the revitalization period, which is expected to end on December 31,2004, the mine will experience reduced gold production with all productions related costs capitalized and offset by precious metal sales.
During the quarter Nevada Pacific produced 3,075 ounces gold, net of royalties, and sold 3,272 ounces at an average price of US$400 for total revenues of $1.3 million, offsetting operating expenses totaling $2.8 million for a net loss of

$1.5 million. As the loss was incurred during pre-commercial production, it has been deferred as mine property. Since the acquisition the Magistral Mine has produced, as of September 30, 2004, 12,435 ounces of gold. Silver continues to be stockpiled and at September 30, 2004 stood at 5,575 ounces.
The mine is continuing to experience improved results from the completed revitalization projects. The remine program that involved rehandling the crushed ore on the leach pad to add lime for pH control and to reduce the effects of solution channeling continues to yield positive results. All pregnant solutions are exceeding a pH of 10 and copper being dissolved continues to be considerably lower than before. Reagent usage for lime and cyanide has continued to moderate. In addition, the three additional carbon columns, larger pumps and a new boiler installed in mid-year continue to provide higher solution flow rates through the processing plant.
Several projects were completed in the first quarter of the company’s 2005 fiscal year to set the mine on a firm footing for sustained profitable production starting in January 2005. The secondary crushing circuit was modified to produce a finer product by replacing the current cone with a short head. The resulting improvement in gold recovery is estimated to be approximately 5%. Also, additional mine equipment was purchased and placed into service late in the quarter. One Cat 992, 12 cubic yard front end loader and two Cat 777, 90 ton trucks were added to the fleet to increase the mine capacity to approximately 7 million tonnes per year. Finally, a complete organizational review was completed which resulted in a 10% labor force reduction, primarily in administrative areas. As part of this reorganization, mine security was outsourced to a contract security company. With these and other changes, operating costs are projected to be reduced by 5-10%.
Projects that are still underway include the installation of a larger screen, installation of new conveyors, and a conversion to a closed crushing circuit for the secondary cone crusher. This work is scheduled for completion in late December and is planned to be fully operational in January 2005. These changes will help ensure an average crusher throughput of 960,000 tonnes per annum and an average crush size that is approximately 80% finer than 1/2 ”. Communications improvements are planned for completion in December and will allow for the administrative, accounting and purchasing groups to be moved to the mine site and Mocorito office to be closed.
During the first quarter of fiscal 2005, the Magistral Gold Mine produced 3,205 ounces of gold and 2,294 ounces of silver. A total of 129,030 tonnes of ore and 826,679 tonnes of waste were mined with a waste to ore strip ratio of 6.4:1. The average grade of the mined ore was 1.4 grams gold per tonne for a total of 5,786 ounces of gold. The recoverable gold inventory remaining on the heap at September 30, 2004 was estimated to be 6,805 ounces. The San Rafael and Samaniego geological resource models are being updated with the addition of new core drilling as well as blasthole drilling results. Mine reserves that are currently based on a $300 gold price are now being estimated using updated costs and gold recovery information and using a range of gold prices from $300 to $450.
A significant investment of time, money and resources has been and continues to be under way to upgrade the mine to an acceptable level of commercial operating activity. During this upgrade period, and until specific operating upgrades and production parameters are achieved, management considers the mine to be in a pre-commercial operating phase. Prior to commercial production, pre-production expenditures, net of revenue, are capitalized to property, plant and equipment.
Magistral Regional Exploration Review
One of the most important developments resulting from the systematic review of the Magistral Gold Mine is the identification of exploration targets within the immediate and district area of the mine. On November 19, 2004, the Company announced the commencement of a US$1 million exploration program at the mine. The two-tiered program has been designed to develop additional gold reserves and resources adjacent to the existing mining operations as well as drill testing several near-mine mineralized areas that have been identified to date by Magistral’s geological team. The exploration program will consist of soil and rock chip sampling, ground-based geophysics consisting of induced polarization and resistivity surveys, trenching, and approximately 20,000 meters (65,000 feet) of reverse circulation and diamond drilling. The program is expected to be completed by June 30, 2005.
To date, compilation of previous exploration data combined with recent surface mapping and sampling has successfully demonstrated the potential to increase the presently defined resources adjacent to existing mining operations and to discover and develop additional resources throughout the Magistral mining camp. The principal drill targets in the immediate area of the Mine are as follows:

1.	La Prieta High Grade Zone. The La Prieta zone is the highest priority exploration target at the mine as it contains 462,000 tonnes grading 8.47 grams per tonne gold, at a vertical depth of 120 meters and could possibly be accessed in the future by a ramp from the Samaniego pit bottom. High-grade mineralization gold is present in a flat lying dilatant zone along a strike length of 200 metres, width of 100 — 200 meters and thickness of up to 35 meters. Most of the drilling results utilized for the present resource calculation in the zone were collected with a reverse circulation drill rig. Using a diamond drill rig to test the zone, the Company, has reported drill hole M773 intersecting 34.4 meters grading 9.4 grams per tonne gold including a 19.0 metre intersection grading 15.76 grams per tonne gold. This zone is open to the west, to the south and to the northwest along a 500-meter extension of the surface-mapped Samaniego Zone.

2.	Samaniego Open Pit. Mineralization is open along strike to the northwest where it has been traced by mapping and sampling on surface for some 1,000 meters.

3.	West San Rafael Zone. In addition to the potential for extending mineralization along strike, there are mineralized structures running parallel to those that host the current reserves. Potential structures outcropping 500 meters to the west of the San Rafael Pit are known to have favorable alteration and anomalous gold values along a strike length of 1,000 meters.

4.	San Rafael Open Pit. Follow up drilling is planned to test mineralized zones that remain open to the south and southeast.

5.	Lupita — Sagrado Corazon Reserve/ Resource Areas. Near surface mineralization at Lupita includes a drill intercept grading 55 meters of 2.7 grams per tonne gold including 7.3 meters grading 13.6 grams per tonne gold. Mineralization is open down dip, along strike to the northwest and to the southeast.

6.	Lucy Zone. This zone has been outlined by a series of bulldozer trenches and consists of a north-south mineralized zone with a 600-meter strike length and widths of 20 — 40 meters grading in the order of 0.50 grams per tonne gold. Numerous higher-grade gold zones occur within the lower grade envelope.

7.	South of Sagrado Corazon. Numerous high-grade vein showings are present along a northeast trend that parallels the structure hosting the Lupita and Sagrado Corazon reserve/resource.

8.	Cerritos Porphyry System. The fine-grained granodiorite host has been traced northwest and southeast over a 500-meter strike length. Trench samples over 62 meters returned values of 0.79 grams per tonne gold, 24.7 grams per tonne silver, and 0.19% copper including 40 meters grading 1.12 grams per tonne gold.
The Magistral Gold Mine claim group covers some 400 square kilometers with exploration targets both in the immediate vicinity of the mine and on a district scale. Nevada Pacific’s exploration team believes that the potential for developing additional gold reserves and resources appears to be excellent.
Expenditures on Mineral Exploration Properties
During the three months ended September 30, 2004, the Company spent $399,966 (2003: $255,792) on acquisition and exploration expenditures on its exploration properties, inclusive of $57,382 (2003: Nil) on Mexican regional properties, and recovered $197,283 (2003: $114,932) of these expenditures from joint venture partners. The major expenditures are land-holding costs of $254,298 (2003: $169,206), drilling costs of $21,009 (2003: $Nil), geology costs of $24,138 (2003: $18,560), surface geochemistry costs of $27,960 (2003: $17,506) and exploration salaries and wages of $63,904 (2003 — $39,724). The Company capitalizes the portion of the salaries of its personnel that relates to specific mineral properties as deferred exploration expenditures.

The total cumulative deferred property expenditures, after recoveries from earn-in partners and presented by property, are as follows:

	September 30	June 30
	2004	2004

Limousine Butte	$740,340	$732,555
Keystone	242,959	225,003
BMX	22,672	21,629
South Carlin Project	532,012	522,396
Amador Canyon	443,302	420,890
Other Nevada Properties	394,042	364,516
Mexican Properties	225,527	168,145

	$2,600,854	$2,455,134

Limousine Butte
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome U.S. Inc. (“Placer Dome”), a wholly owned subsidiary of Placer Dome Inc., whereby Placer Dome has the right to earn a 60% interest in the Limousine Butte project by spending $4,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.
Recent staking of unpatented mineral claims by Placer Dome has more than doubled the size of the Limousine Butte project. As a result of Placer Dome’s staking program, the Company and Placer Dome now control a large land position of approximately 31 square miles (20,000 acres) of the prospective corridor of alteration and gold mineralization.
Placer Dome is completing detailed geologic mapping and sampling in the Resurrection Ridge area of the Limousine Butte project. Placer Dome indicates its current fieldwork will focus on determining structural intersections, lithology, continuity, orientation and mineralogy of the high-grade mineralization found in the Resurrection Ridge area. Placer Dome also plans to generate a 3-D model of the known gold mineralization at Resurrection Ridge in order to aid in resource definition and future drilling efforts. Property wide exploration is anticipated to commence in early 2005.
Keystone
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome, whereby Placer Dome has the right to earn a 60% interest in the Keystone project by spending $5,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study.
The Keystone project exhibits strong potential for both base and precious metal mineralization related to the Keystone intrusive. Mineralization occurs in both upper and lower plate rock adjacent to and in the district surrounding the intrusive. The presence of these receptive host rocks in the lower plate and an intrusive to drive the system provides a classic setting for the development of Carlin-style disseminated gold deposits.
As a result of initial fieldwork by Placer Dome’s exploration team, a priority area in the northeastern portion of the property has been identified. To date Placer Dome has collected and analyzed approximately 400 rock chip samples over the area. Surface rock geochemistry shows a positive association of anomalous gold (20-468 ppb) with strongly anomalous pathfinder elements arsenic (up to 9,600 ppm), and antimony (up to 167 ppm). Placer Dome indicates that it will continue exploration with geophysics and geochemistry covering approximately three square miles over the priority area. The proposed work plan will include detailed geologic mapping and sampling, collection and analysis of approximately 500 soil samples taken on a 400 x 400 foot grid, and a 7.5 line mile Controlled-Source Audio-Frequency Magneto-Telluric (CSAMT) geophysical survey.
Cornerstone (Pat Canyon)
During the quarter, surface exploration on the Company’s Cornerstone project identified a potentially significant structural zone of alteration and gold mineralization. Cornerstone is situated on the Cortez Gold Trend; approximately 12 miles south of Placer Dome’s recently discovered multi-million ounce Cortez Hills and Pediment gold deposits in Eureka County, Nevada.

The surface alteration consists of local zones of iron oxides, carbonate and jasperoid breccia. To date, the zone has been traced for over 3,000 feet along a north-northeast strike direction and up to 800 feet in width. Initial sampling by Nevada Pacific has returned significant gold values and elevated pathfinder elements. Results of the first 35 rock chip samples taken by Nevada Pacific along the zone have been received from ALS Chemex with 12 of these samples returning gold values of greater than 2 ppm with a high of 7.87 ppm (0.228 opt). The mineralization appears to be associated with brecciated carbonate and fractured jasperoid lying at or near the contact of lower plate rocks and the overlying volcanics. Elevated pathfinder elements include mercury and antimony.
Surface sampling in the Flag zone revealed a total of 24 of 69 assays greater than 0.025 ounces per ton gold (opt) with two samples running as high as 0.274 opt and 0.317 opt. Pathfinder elements range in value up to 1815 ppm arsenic, 296 ppm antimony and 8.08 ppm mercury, indicating classic Carlin-style mineralization in this under-explored area. These results show the zone to be more continuous than previously thought along the 3,000 foot by 800 foot zone.
A detailed soil sampling grid over this entire area has been completed. When the assay results are received and permitting has been completed a trenching program will commence.
Amador Canyon
Eighteen reverse circulation holes and 3 core holes comprising 10,008 feet were completed at Amador Canyon in the Phase I program completed during the 4th fiscal quarter of 2004. The Amador Canyon mineralized horizons have been traced on surface by mapping and sampling for over 9,000 feet. Phase I drilling was designed to test approximately 1,200 feet of the strike length of the north-northwest trending zone of mineralization. All of the drill holes show significant zones of pervasive dissemination of silver and trace elements at geochemical levels. The best drill hole (AM-04-15) returned a 40-foot interval containing 8.4 opt silver (included 10 feet averaging 23.4 opt). This drill hole was the down dip extension of the 8 feet of 10.42 opt silver encountered in the underground sampling. Drill hole AM-04-09, located 600 feet along strike of AM-04-15, was terminated in 30 feet of 1.4 opt silver due to difficult drilling conditions. The results of these two drill holes represents the continuous nature of the mineralization found during the drilling program and demonstrates that additional drilling is warranted in the project area.
In general, the drilling showed very shallow oxidation levels and confirmed the presence of large amounts of both carbon and disseminated sulfides. High water flows, along with hard drilling conditions in the form of flat quartz veins and interbedded quartzites, created difficult drilling conditions. As a result, all of the holes fell short of their planned depths with the deepest reaching only 598 feet.
Nevada Pacific is encouraged by the results of the Phase I program. The results clearly indicate the existence of a significant silver-mineralizing event warranting further evaluation of the project area. The drilling also confirmed the presence of bonanza grades (greater than 34 opt over a 5 foot interval) suggesting the possibility for significant local high-grade concentrations of silver to be present. Nevada Pacific’s professional staff is now in the process of evaluating the geologic and geochemical information gained from the first pass drilling. This new information will be added to the existing database and interpreted within a three-dimensional context prior to designing a follow-up program.
Selected Annual Information
For the years ended June 30

	2004	2003	2002

Income	$89,433	$111,095	$120,009
Net income (loss)	$(1,936,547)	$(1,092,306)	$(439,897)
Basic and diluted EPS	$(0.06)	$(0.06)	$(0.03)
Total assets	$16,847,019	$1,681,421	$2,538,419
Total long-term liabilities	$1,631,704	Nil	Nil
Cash dividends declared	Nil	Nil	Nil
The increase in the net loss from fiscal 2003 to fiscal 2004 is largely the result of increased human resource costs to support the Company’s expanding operations, primarily due to the acquisition of the Magistral Gold Mine, and increased business development costs associated with new project evaluations.

The increase in the net loss from fiscal 2002 to 2003 results primarily from the write-off of deferred acquisition costs relating to the Keno Hill Mine of $302,524, which the Company subsequently decided not to proceed with, and increased human resource costs to support the Company’s exploration and acquisition activities.
Summary of Quarterly Results
For the quarter ended September 30, 2004 and year ended June 30, 2004

	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004

Income	$7,488	$8,358	$19,329	$35,690	$26,056
Net income (loss)	$(727,097)	$(708,559)	$(866,927)	$(229,384)	$(131,677)
Basic and diluted EPS	$(0.02)	$(0.01)	$(0.03)	$(0.01)	$(0.01)
Total assets	$18,959,179	$16,847,019	$16,236,542	$3,894,488	$3,266,225
Total long-term liabilities	$1,653,711	$1,631,704	$1,623,533	Nil	Nil
Cash dividends declared	Nil	Nil	Nil	Nil	Nil
For the year ended June 30, 2003

	Q4 2003	Q3 2003	Q2 2003	Q1 2003

Income	$19,102	$27,332	$47,054	$17,607
Net income (loss)	$(588,824)	$(254,595)	$(110,031)	$(138,856)
Basic and diluted EPS	$(0.03)	$(0.01)	$(0.01)	$(0.01)
Total assets	$1,681,421	$2,249,287	$2,440,911	$2,310,787
Total long-term liabilities	Nil	Nil	Nil	Nil
Cash dividends declared	Nil	Nil	Nil	Nil
The loss for Q1 2005 includes $124,729 in stock-based compensation due to the adoption of CICA Handbook Section 3870 on “Stock-Based Compensation and Other Stock-Based Payments”. It also includes a mineral property write-off of $56,963.
Mineral property write-offs in other quarters were as follows:
Q4 2004 — $71,238
Q3 2004 — $259,047
Q4 2003 — $150,066
Q3 2003 — $112,405
The loss for Q4 2003 also included a write-off of deferred acquisition costs of $302,524 relating to the potential acquisition of the Keno Hill Project, which the Company did not complete.
Consolidated Financial Results of Operations
In the three months ended September 30, 2004, the Company incurred a loss of $727,097 (2003: $131,677). The Company’s operating expenses for the three months ended September 30, 2004 were $677,622 (2003: $157,733). The loss per share for the three months ended September 30, 2004 was $0.02 per share (2003: loss of $0.01).
The significant increase in the loss per quarter is due to the Company’s increased activity. Human resource and consulting costs have increased from $84,472 to $325,030 for the same period as additional resources have been required to support the Company’s move from mineral exploration to gold production, through the purchase of the Magistral Gold Mine. Stock based compensation for the quarter was $114,547 (2003: Nil) as the Company adopted a new policy for the accounting of stock options. The Company has incurred higher office and travel costs to support the additional personnel in performance of their duties and increased equity financing activities have increase the filing and transfer agent fees over the same period last year. The Company’s audit fees have increased due to the change in auditors and the additional scope of audit activities required through the acquisition of the Magistral Gold Mine and for other audit services. The Company has also increased its investor relations activities and spent $30,382 during the three months ended September 30, 2004 (2003: $14,765)

Liquidity and Capital Resources
As at September 30, 2004 the Company had working capital of $886,464. As of the report date the Company has an estimated working capital of $6,500,000 and no significant long-term debt. The Company has sufficient working capital to fund short-term plans and activities and is budgeted to be cash flow positive for the second half of the fiscal year. Management believes that the Company has the ability to raise additional capital for long-term acquisition and development activities if funding is not available from working capital.
As at the report date, the Company has 2,805,000 options outstanding entitling the holders to purchase common shares of the Company at prices from $0.30 CDN to $1.47 CDN with expiry dates from December 10, 2004 to March 31, 2014. The Company also has 6,404,909 warrants outstanding entitling the holders to purchase common shares of the Company between $1.05 CDN and $1.20 CDN that expire between August 17, 2005 and November 12, 2005.
The Company has a commitment of $250,000 for the purchase of conveyors for the Magisterial Gold Mine, which will be funded from current working capital The Magisterial Gold Mine is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying a net smelter royalty of 3.5%. The royalty requirement is settled from current gold production.
The Company also has minimum lease payment requirements on some of its Nevada exploration properties. These payments are at the discretion of the Company as long as it wants to maintain its interest in the property. The Company also has a work commitment requirement on its Cornerstone property, which it has already met for this year.
Risks and Uncertainties
Gold Price
The Company’s earnings and cash flow from operations are largely dependent on the price of gold as its revenues are primarily from gold mining. Gold prices are affected by many factors beyond the control of the Company, including the global supply of and demand for gold bullion, central bank sales, producer hedging activities, the relative exchange rate of the U.S. dollar with other major currencies, producer hedging activities, changes in political and economic conditions and production costs. The Company does not currently participate in gold hedging activities.
Exploration and Development
The costs of exploration and development at the Magistral Gold Mine in Mexico affect the cash flows and results of operations. The Company will seek to increase the proven and probable reserves at the Magistral Gold Mine, primarily through the exploration and development of its existing properties, by conducting drilling programs. The Company also conducts exploration activities in Nevada. Exploration for minerals is inherently risky and may not result in any new economically viable mining activities or any additional reserves.
No Assurance of Titles
The Company’s title to its mineral properties may be subject to challenge. Certain of the claims located (staked) by Nevada Pacific Gold (U.S.) Inc. under the 1872 Mining Law may overlie senior valid unpatented claims or patented claims, or their location or discovery monuments may be located on state lands or lands not otherwise open to location under the 1872 Mining Law. However, the Company does not consider that the invalidity of any such claims will materially affect the exploration potential of the remainder of such properties. While title to the properties has been diligently investigated and, to the best of the Company’s knowledge, title to all properties in which it has, or has the right to acquire, an interest is in good standing, this should not be construed as a guarantee of title. The properties may be subject to prior unregistered agreements or transfers or land claims by indigenous peoples and title may be affected by undetected defects or governmental actions. None of the unpatented mining claims in which the Company has, or has the right to acquire, an interest have been surveyed and accordingly the precise location of the boundaries of the claims and ownership of mineral rights in specific tracts of land comprising the claims may be in doubt.

Environmental and Other Regulatory Requirements
The Company’s operations are subject to environmental laws, regulations and rules promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations. The Company intends to comply with all environmental regulations in the United States, Mexico and Canada. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.
Currency Fluctuations
The Company’s gold production activities are in Mexico, its gold sale proceeds are received in U.S dollars, the exploration activities are in Mexico and the United States and its head office is located in Canada. The Company reports in U.S. dollars and the Company’s results of operations and cash flows are affected by varying degrees to foreign currency fluctuations between the Canadian Dollar, the U.S. Dollar and the Mexican Peso.
The Company maintains a substantial amount of its cash in Canadian dollars as the majority of equity financing activities undertaken are in this currency. The gold sales proceeds are in U.S. dollars and are used to fund expenditures in U.S. dollars. Mexican pesos and additional U.S. funds are purchased as required. The Company does not currently participate in any currency hedging activities.
Operational
The Company operates in Canada, Mexico and the United States and incurs minimum political risk. The Company’s gold mining operations involve numerous operational risks and hazards. The Company minimizes the risk through high operational standards and maintaining adequate insurance coverage for normal business risks. In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes, may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.
The Company’s earnings and cash flow from operations will be dependent to a large extent on meeting budgeted gold production and the price of gold. The Magistral Gold Mine is currently the Company’s only source of gold revenue and any adverse development affecting the mine with affect the Company’s overall performance.
Transactions with Related Parties
During the three months ended September 30, 2004, a total of $36,360 (2003 — $8,517) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner.
In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal de Oro Resources Ltd. of which the Company’s Chairman is a director. During the three months ended September 30, 2004, a total of $11,444 (2003 — $653) was charged by the Company for rent and common office costs.
Critical Accounting Estimates
Use of estimates
The Company uses estimates in preparing these consolidated financial statements based on the best information available. Significant estimates by management include the carrying value of property, plant and equipment, useful lives of such assets, the reclamation provision, future income tax valuation allowance and inventory valuation. These estimates are reviewed and adjusted regularly to ensure that they are reasonable. The estimates may vary from actual results.
Property, plant and equipment
Plant and equipment are depreciated over the estimated lives of the assets on a unit-of-production or straight-line basis as appropriate. Estimated lives are based on reserve estimates for the mine and engineering estimates for plant and equipment. Amortization of property, plant and equipment at the Magistral Gold Mine will commence once commercial production has begun.
Mineral properties and deferred costs
The acquisition cost of mineral properties and related exploration and development costs, as well as directly attributable general and administrative support costs and salaries, are deferred. When a mineral property is sold, abandoned, or deemed not to contain economic reserves, all costs are written-off. The amounts shown for mineral properties represent costs to date and do not necessarily reflect present or future values.
Deferred costs include operating costs, net of revenues, prior to the commencement of commercial production of the Magistral Gold Mine. Deferred costs are, upon commencement of commercial production, amortized over the estimated life of the ore body to which they relate or are written off if the property is abandoned or if there is considered to be a permanent impairment in value.
Inventories
Inventories include gold dore, stockpiled ore, and supplies inventories and are valued at the lower of cost and net realizable value.
Income taxes
The Company follows the liability method of accounting for income taxes. Using this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Company and their respective tax bases, using substantively enacted income tax rates. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the period in which the change occurs. A future income tax asset is recorded when the probability of the realization is more likely than not.
Changes in Accounting Policies
Asset retirement obligations
Effective July 1, 2004, the Company adopted the new CICA Handbook Section 3110 “Asset Retirement Obligations”. The new accounting standard applies to future asset retirement requirements and requires that a liability for retirement obligations be recognized when incurred and recorded at fair value on a retroactive basis. This standard has been applied to the Magistral Gold Mine with no required retroactive restatement, as the fair value of the asset retirement obligation was recognized on purchase and approximated the fair value of the obligation at June 30, 2004.
Stock-based compensation
Effective July 1, 2004, the Company adopted the provisions of CICA Handbook Section 3870 on “Stock-Based Compensation and Other Stock-Based Payments”. The Company is now required to adopt the fair valued based method of accounting for all stock based awards. The Company has applied the new provisions retroactively, without restatement. The Company has recorded a cumulative decrease to retained earnings and a corresponding increase to contributed capital of $287,376 on July 1, 2004 with respect to stock options granted during the years ended June 30, 2003 and 2004.
Financial Instruments and Other Instruments
The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, reclamation bonds, accounts payable and a note payable. The fair values of these financial instruments approximate their carrying values.

Outstanding Share Data
As at November 24, 2004, the Company had the following items issued and outstanding:

•	54,812,506 common shares

•	2,805,000 common share purchase options with a weighted average exercise price of $0.69 CDN expiring at various dates until March 31, 2014

•	6,404,909 share purchase warrants at a weighted average price of $1.19 CDN expiring at various dates until November 12, 2005
More information on the terms of the options and warrants are set out in Note 8 of the Company’s financial statements.
Outlook
During the year, the Company has attended various national and international mining industry trade shows, including the Denver Gold Show, which has provided the Company with several opportunities in the precious metals sector that are currently under review.
At the Magistral Gold Mine a revitalization program is underway, which is expected to increase efficiencies, lower operating costs and increase gold and silver production. The operating improvements to the Magistral Gold Mine were initiated during the third fiscal quarter 2004 and will be completed in the second fiscal quarter 2005, at which time the mine will resume commercial production.
As at November 24, 2004, the Company has estimated working capital of $6,500,000 and is budgeted to be cash flow positive in the second half of fiscal 2005.
The Company has planned exploration programs for its mineral properties, which will assist in determining the value of these properties. At each stage of the program, a mineral property is assessed and either additional work is continued or the property is dropped or offered to other exploration companies. The Company has agreements with Placer Dome whereby they have agreed to continue exploration on the Company’s BMX, Limousine Butte and Keystone projects.
Additional Information
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, options to purchase securities and interests of insiders in material transactions is contained in the Company’s 2004 annual report and an information circular dated for the annual general meeting of the Company held on December 10, 2004. Additional financial information is provided in the Company’s audited consolidated financial statements for its most recently completed financial year ended June 30, 2004. Copies of the Company’s filings are available at www.sedar.com.
Cautionary Statement on Forward-Looking Information
Certain information set forth in this report contains forward-looking statements. By their nature, forward-looking statements are subject to numerous risks and uncertainties including: the results of current operation and exploration activities; market reaction to future operation and exploration activities; significant changes in metal prices; currency fluctuations; increases in production costs; differences in ore grades; recovery rates; and tonnes mined from those expected; changes in mining, or heap leaching rates from currently planned rates; general market and industry conditions; and other factors detailed in the Company’s public filings.
Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise an, as such, undue reliance should not be placed on forward-looking statements. Nevada Pacific Gold Ltd’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements, and accordingly, no assurance can be given that the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits Nevada Pacific Gold Ltd. will derive therefrom. Nevada Pacific Gold Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED DECEMBER 31, 2005
NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS
Under National Instrument 51-102, Part 4, subsection 4.3 (3) (a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.
The accompanying unaudited interim consolidated financial statements of the Company have been prepared by and are the responsibility of the Company’s management.
The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED BALANCE SHEETS
(expressed in US Dollars)

	December 31,	June 30,
	2005	2005

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,338,765	$957,251
Accounts receivable	120,968	273,165
Product inventory and stockpiled ore (Note 4)	1,695,877	4,112,633
Supplies inventory	337,390	414,366
Prepaid expenses	116,134	223,372

	4,609,134	5,980,787
Property, plant and equipment (Note 5)	13,304,716	13,388,954
Mineral properties (Note 6)	3,760,444	3,106,357
Reclamation bonds	93,228	93,228

	$21,767,522	$22,569,326

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,031,586	$1,783,277
Other liabilities	123,495	175,217
Asset retirement obligation (Note 7)	1,626,039	1,567,267

	2,781,120	3,525,761
Shareholders’ Equity
Share capital (Note 8)	28,376,033	25,920,223
Contributed capital	1,119,231	1,001,674
Deficit	(10,508,862)	(7,878,332)

	18,986,402	19,043,565

	$21,767,522	$22,569,326

Commitments (Note 13)
Subsequent Events (Note 14)
Approved by the Board:

“Michael Beley”	“Gary Nordin”

Michael Beley	Gary Nordin
Director	Director

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in US Dollars)
Unaudited

	For the three months		For the six months
	ended December 31		ended December 31

	2005	2004	2005	2004

	Unaudited
GOLD SALES	$1,520,420	$—	$3,705,933	$—

COST OF SALES	1,763,094	—	4,676,979	—
DEPRECIATION AND DEPLETION	184,294	—	475,278	—
ROYALTIES	89,217	—	210,546	—

	2,036,605	—	5,362,803	—

LOSS FROM MINING OPERATIONS	516,185	—	1,656,870	—

EXPENSES AND OTHER INCOME
General and administrative	427,452	547,528	795,155	1,079,321
Interest and financing costs	—	14,142	—	22,132
Stock-based compensation	62,117	90,266	117,557	204,813
Foreign exchange (gain) loss	6,221	25,211	(250)	48,503
Other income	(5,153)	(9,272)	(6,023)	(16,760)

	490,637	667,875	906,439	1,338,009

LOSS BEFORE THE UNDERNOTED ITEMS	1,006,822	667,875	2,563,309	1,338,009
Write-down of mineral properties	26,764	508,880	67,221	565,843

LOSS FOR THE PERIOD	$1,033,586	$1,176,755	$2,630,530	$1,903,852

Basic and diluted loss per share	$0.02	$0.02	$0.05	$0.04

Weighted average number of shares outstanding	56,854,375	51,137,483	56,163,024	47,153,194

CONSOLIDATED STATEMENTS OF DEFICIT
(expressed in US Dollars)
Unaudited

	For the three months		For the six months
	ended December 31		ended December 31

	2005	2004	2005	2004

DEFICIT, Beginning of year
As previously reported	$9,475,276	$6,223,771	$7,878,332	$5,209,298
Change in accounting policy	—	—	—	287,376

As restated	9,475,276	6,223,771	7,878,332	5,496,674
Net loss for the period	1,033,586	1,176,755	2,630,530	1,903,852

DEFICIT, End of period	$10,508,862	$7,400,526	$10,508,862	$7,400,526

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in US Dollars)
Unaudited

	For the three months		For the six months
	ended December 31		ended December 31

	2005	2004	2005	2004

CASH PROVIDED BY (USED FOR) OPERATIONS
Loss for the period	$(1,033,586)	$(1,176,755)	$(2,630,530)	$(1,903,852)
Items not affecting cash
Depreciation, depletion & amortization	189,805	6,661	486,199	13,300
Accretion of asset retirement obligation	29,386	—	58,772	—
Stock based compensation	62,117	80,084	117,557	204,813
Write-off of mineral properties	26,764	508,880	67,221	565,843
Severance expense	(46,632)	—	(31,722)	—

	(772,146)	(581,130)	(1,932,503)	(1,119,896)
Changes in non-cash working capital terms (Note 11)	606,118	(1,255,497)	1,610,721	(2,433,878)

	(166,028)	(1,836,627)	(321,782)	(3,553,774)

INVESTING ACTIVITIES
Property, plant and equipment	(7,261)	(1,553,648)	(11,206)	(3,551,873)
Expenditures on mineral properties, net of recoveries	(150,140)	(167,701)	(741,308)	(380,384)

	(157,401)	(1,721,349)	(752,514)	(3,932,257)

FINANCING ACTIVITIES
Common shares issued:
On private placements	2,400,830	6,171,350	2,400,830	10,262,635
On warrant conversion	—	—	—	591,200
On option exercise	25,305	164,175	78,855	192,678
Shares subscribed (Note 9)	(99,157)	—	—	—
Share issue costs and finder’s fees	(21,145)	(538,757)	(23,875)	(686,099)

	2,305,833	5,796,768	2,455,810	10,360,414

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,982,404	2,238,792	1,381,514	2,874,383
CASH AND CASH EQUIVALENTS,
Beginning of period	356,361	1,233,442	957,251	597,851

CASH AND CASH EQUIVALENTS,
End of period	$2,338,765	$3,472,234	$2,338,765	$3,472,234

Supplementary information on non-cash transactions
Shares issued and applied to notes payable (Note 3)	$—	$—	$—	$500,000

NEVADA PACIFIC GOLD LTD.
CONSOLIDATED STATEMENTS OF MINERAL PROPERTY EXPENDITURES
(expressed in US Dollars)
Unaudited

	As at June 30, 2005 and December 31, 2005

						Other
	Limousine	South Carlin				Nevada	Mexican
	Butte	Project	Keystone	BMX	Cornerstone	Properties	Properties	Total

	Unaudited
Total as at June 30, 2004	$732,555	$522,396	$225,003	$21,629	$11,684	$773,722	$168,145	$2,455,134

Exploration salaries & wages	10,650	—	14,734	2,855	40,824	169,961	23,964	262,988
Land holding costs	56,678	9,616	68,312	74,662	32,772	121,921	57,077	421,038
Surveying	—	—	4,028	6,145	11,638	23,987	6,728	52,526
Environmental	—	—	—	—	4	8,406	—	8,410
Geology	22	—	497	3,450	5,148	16,534	53,607	79,258
Surface geochemistry	—	—	4,446	—	27,893	11,666	81,382	125,387
Geophysics	—	—	—	—	—	55,900	57,736	113,636
Road work & trenching	—	—	—	—	—	23,169	61,627	84,796
Drilling	1,020	—	5,460	—	22	148,140	150,621	305,263
Other	—	—	—	—	—	—	40,100	40,100

Total expenditures	68,370	9,616	97,477	87,112	118,301	579,684	532,842	1,493,402
Cost recoveries	(56,500)	—	(78,720)	(76,627)	—	—	—	(211,847)
Property write-offs	—	—	—	—	—	(630,332)	—	(630,332)

Total as at June 30, 2005	744,425	532,012	243,760	32,114	129,985	723,074	700,987	3,106,357
Exploration salaries & wages	1,010	—	17,097	1,500	36,180	50,207	13,948	119,942
Land holding costs	—	9,616	20	68,907	23,009	95,128	59,327	256,007
Surveying	—	—	—	—	991	14	—	1,005
Environmental	—	—	—	—	—	—	—	—
Geology	—	—	—	—	212	832	—	1,044
Surface geochemistry	—	—	—	—	963	3,962	4,643	9,568
Geophysics	—	—	—	—	—	—	—	—
Road work & trenching	—	—	—	—	26,245	222	—	26,467
Drilling	—	—	91,724	—	177,878	36,541	—	306,143
Other	—	—	—	—	—	—	12,752	12,752

Total expenditures	1,010	9,616	108,841	70,407	265,478	186,906	90,670	732,928
Cost recoveries	—	—	(11,620)	—	—	—	—	(11,620)
Property write-offs	—	—	—	—	—	(67,221)	—	(67,221)

Total as at December 31, 2005	$745,435	$541,628	$340,981	$102,521	$395,463	$842,759	$791,657	$3,760,444

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

1.   Nature of operations and going concern
      Nevada Pacific Gold Ltd. (“the Company”) was incorporated under the laws of the Province of British Columbia. Its principal business activities consist of the production of gold and silver in Mexico and exploring for and developing gold and silver properties in Mexico and the western United States, primarily Nevada.
2.   Significant accounting policies
          Basis of presentation and principles of consolidation
      These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These interim consolidated financial statements do not include in all respects the annual disclosure requirements of generally accepted accounting principles and should be read in conjunction with the most recent annual consolidated statements.
      These consolidated financial statements follow the same accounting policies and methods of application as the most recent annual consolidated financial statements of the Company.
      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Nevada Pacific Gold (US), Inc., Pangea Resources Inc. and Compania Minera Pangea, S.A. de C.V. All inter-company transactions and balances have been eliminated.
3.   Acquisition of Pangea Resources Inc.
      On February 2, 2004, the Company acquired all of the outstanding shares of Pangea Resources Inc. (“Pangea”) whereby the Company acquired 100% of the Magistral Gold Mine and related assets beneficially owned by Compania Minera Pangea S.A. de C.V. (“Minera Pangea”) in Mexico, a wholly owned subsidiary of Pangea. Under the purchase agreement, the Company acquired Pangea for $4,000,000 cash and 2,000,000 common shares of the Company with an estimated fair value of $1.00 CDN per share with a further $3,000,000 note payable due on or before August 2, 2004. A general security agreement was put in place on the assets of the Company. The Company incurred acquisition costs of $370,699.
      The acquisition has been accounted for using the purchase method. The allocation of the purchase price is summarized as follows:

Purchase price:
Cash	$4,000,000
Note payable	3,000,000
Shares issued	1,491,333
Acquisition costs	370,699

$8,862,032

Assets acquired:
Cash	$46,947
Stockpiled ore	2,112,803
Other current assets	722,162
Property, plant and equipment	8,657,950

11,539,862
Liabilities assumed:
Current liabilities	1,138,215
Other liabilities	62,022
Provision for reclamation	1,477,593

Net assets acquired	$8,862,032

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

3.   Acquisition of Pangea Resources Inc., Continued
      During the year ended June 30, 2005 the Company’s $3,000,000 note payable was settled by the payment of $2,522,116, including $22,116 in accrued interest, and the issuance of 669,485 shares of the Company, valued at $500,000. All security granted by the Company has been returned to the Company.
      Management does not consider that the Magistral Gold Mine was operating at commercial levels at the time the mine was acquired. Prior to commercial production, effective January 1, 2005, pre-production expenditures, net of revenue, were capitalized to property. Included in the liabilities assumed on the purchase is an estimated tax liability for the Magistral Gold Mine of $600,000, which is included in accounts payable and accrued liabilities. There is a degree of uncertainty associated with the measurement of this estimated Mexican tax liability. This amount may change as a result of the resolution of certain Mexican tax issues arising from the acquisition.
4.   Product inventory and stockpiled ore

	December 31	June 30
	2005	2005

Stockpiled ore	$1,564,104	$3,788,972
Gold ore	131,773	323,662

	$1,695,877	$4,112,633

5.   Property, plant and equipment

	December 31	June 30
	2005	2005

Magistral Gold Mine
Plant and equipment	$2,760,526	$2,760,526
Property and deferred costs	10,245,081	10,240,243
Asset retirement obligation asset	1,477,593	1,477,593
Accumulated amortization and depletion	(1,220,546)	(1,136,023)

	13,262,654	13,342,339

Other equipment	122,282	115,914
Accumulated amortization	(80,220)	(69,299)

	42,062	46,615

	$13,304,716	$13,388,954

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

6.   Mineral Properties
      The total cumulative deferred property expenditures, after recoveries from earn-in partners and presented by property, are as follows:

	December 31	June 30
	2005	2005

Limousine Butte	$745,435	$744,425
South Carlin Project	541,628	532,012
Keystone	340,981	243,760
BMX	102,521	32,114
Cornerstone (Pat Canyon)	395,463	129,985
Other Nevada Properties	842,759	723,074
Mexican Properties	791,657	700,987

	$3,760,444	$3,106,357

7.   Asset retirement obligation

	December 31	June 30
	2005	2005

Asset retirement obligation — beginning of period	$1,567,267	$1,477,593
Obligations incurred during the period	—	—
Accretion expense	58,772	89,674

Asset retirement obligation — end of period	$1,626,039	$1,567,267

      The Company’s asset retirement obligation arises from it obligations for site reclamation and remediation in connection with the Magistral Gold Mine. Under Mexican regulations no deposits are required to secure these obligations. The total undiscounted asset retirement obligation is $2,332,864, which is expected to be expended in 2011. In determining the carrying value of the asset retirement obligation, the Company has assumed a credit- adjusted risk-free rate of 7.5% and an inflation rate of 2.75%.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

8.   Share capital
          Authorized
      Unlimited Preferred Shares without par value, with rights to be determined upon issue
Unlimited Common Shares without par value

	Number of shares	Amount
Issued and outstanding
Balance as at June 30, 2004	39,213,853	$15,174,324
Private Placement	3,873,800	2,852,960
Private Placement	1,340,825	1,000,000
Private Placement	319,030	238,325
Underwritten offering	7,586,712	6,171,350
Issued for payment on note payable	669,485	500,000
On exercise of warrants	1,723,801	591,200
On exercise of options	715,000	200,020
Transfer upon exercise of stock options	—	15,805
Finder’s fee	—	(681,734)
Share issue costs	—	(142,027)

Balance as at June 30, 2005	55,442,506	25,920,223
Private Placement-(i)	6,921,213	2,400,830
On exercise of options	275,000	78,855
Share issue costs	—	(23,875)

Balance as at December 31, 2005	62,638,719	$28,376,033

(i) On December 9, 2005, the Company announced that it had entered into an agreement with Mr. Robert McEwen to issue 12,500,000 units at a price of $0.40 CDN per unit for aggregate proceeds of $5,000,000 CDN. Each unit consists of one common share and one common share purchase warrant with each warrant exercisable to acquire one common share of the Company at an exercise price of $0.50 CDN for a term of two years. As a result of the private placement, Mr. McEwen will hold 18.2% of the outstanding shares of the Company and, in event of the exercise of all the warrants, Mr. McEwen will hold 30.8% of the outstanding common shares of the Company. In accordance with the rules of the TSX Venture Exchange, as this constitutes a “change in control”, the placement is to close in two tranches. The first tranche, consisting of 6,921,213 units was completed on December 14, 2005. The second tranche for the balance of the units is conditional upon receiving shareholder approval. The Company called an extraordinary general meeting of the shareholders on January 23, 2006 and the shareholders approved the transaction. The shares and warrants comprising the units and the shares underlying such warrants are subject to a four-month hold period. No finder’s fees are payable on this placement

Stock options
      The Company has a stock option plan as described in the most recent annual financial statements of the Company. The Company accounts for it grants in accordance with the fair value method of accounting for stock-based compensation.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

8.   Share capital, Continued
      A summary of changes to stock options during the period are as follows:

	December 31, 2005		June 30, 2005

		Weighted-		Weighted-
	Number	average	Number	average
	of shares	exercise price	of shares	exercise price

Outstanding at beginning of period	3,328,500	$0.86 CDN	2,965,000	$0.69 CDN
Granted	50,000	$0.80 CDN	1,223,500	$1.00 CDN
Exercised	(275,000)	$0.34 CDN	(715,000)	$0.34 CDN
Forfeited	(323,000)	$1.07 CDN	(145,000)	$1.01 CDN

Outstanding at end of the period	2,780,500	$0.89 CDN	3,328,500	$0.86 CDN

Options exercisable at the end of the period	2,041,500	$0.84 CDN	1,782,125	$0.74 CDN

      On August 30, 2005 the Company granted to consultants 50,000 share purchase options with an exercise price of $0.80. These options have a term of one year and vest in equal amounts every three months for 1 year. The fair value of these options was estimated at approximately $0.16 per option at grant date.
      The fair value of the options granted has been calculated using the Black-Scholes option-pricing model, based on the following assumptions:
             Risk free interest rate of 3.4% per annum
Expected life of 1 year
Expected volatility of 55.73%
Dividend yield rate of nil
      Option-pricing models require the input of highly subjective assumptions regarding the expected volatility and expected life. Changes in assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options at the date of grant.
      Stock options outstanding as at December 31, 2005 are as follows:

		Weighted-average	Weighted-average
	Number outstanding	life remaining	exercise price
Range of exercise prices($)	at December 31, 2005	(years)	($)

0.30 — 0.50 CDN	130,000	0.45	0.30 CDN
0.51 — 1.00 CDN	2,010,500	5.75	0.80 CDN
1.01 — 1.47 CDN	640,000	8.18	1.29 CDN

Total	2,780,500	6.06	0.89 CDN

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

8.   Share capital, Continued
Warrants
      A summary of changes to warrants during the period are as follows:

	December 31, 2005		June 30, 2005

		Weighted-		Weighted-
	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price

Outstanding at beginning of year	6,420,841	$1.19 CDN	5,255,676	$1.05 CDN
Granted	6,921,213	$0.50 CDN	6,420,841	$1.19 CDN
Exercised	—	—	(1,723,801)	$0.45 CDN
Expired	(4,324,426)	$1.18 CDN	(3,531,875)	$1.35 CDN

Outstanding at end of the period	9,017,628	$0.66 CDN	6,420,841	$1.19 CDN

      Share purchase warrants outstanding at December 31, 2005 were as follows:

Number	Exercise price	Expiry date

1,936,900	$1.20 CDN	August 17, 2006(i)
159,515	$1.20 CDN	September 22, 2006(i)
6,921,213	$0.50 CDN	December 14, 2007

9,017,628

(i) On August 9, 2005 these warrants were extended by an additional twelve months. The original expiry date for the 1,936,900 warrants was August 17, 2005 and for the 159,515 was September 22, 2005.
9.   Shares subscribed
      On September 12, 2005, the Company announced a non-brokered private placement to total proceeds of $3.01 million, consisting of a total of 4.3 million units to be issued at a price of $0.70 per unit. Each unit was to consist of one common share of the Company and one-half of a share purchase warrant, with each whole warrant entitling the holder to acquire one additional common share at a price of $0.90 per share for a period of two years. The Company was unable to complete the financing at the stated price and during the quarter ended December 31, 2005, the Company returned the proceeds to the subscribers.
10. Related party transactions
      During the six months ended December 31, 2005, a total of $36,634 (2004 — $98,845) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner. At December 31, 2005, $22,858 (June 30, 2005 — $5,112) was owing to this legal firm.
      In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal Resources Ltd. (formerly Portal de Oro Resources Ltd.) of which the Company’s Chairman is a director. During the six months ended December 31, 2005, a total of $25,619 (2004 — $23,164) was charged by the Company for rent and common office costs. At December 31, 2005, $14,065 (June 30, 2005 — $4,425) was receivable from this company.

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

11. Supplemental cash flow information

	For the three months		For the six months
	ended December 31		ended December 31

	2005	2004	2005	2004

Changes in non-cash working capital
Accounts receivable	$35,580	$(128,197)	$152,197	$156,085
Product inventory and stockpiled ore	988,012	485,277	2,026,001	972,110
Supplies inventory	(32,977)	(81,738)	76,976	(180,060)
Prepaid expenses	76,645	(204,185)	107,238	(184,234)
Accounts payable and accrued liabilities	(461,142)	123,346	(751,691)	(697,779)
Note payable	—	(1,450,000)	—	(2,500,000)

	$606,118	$(1,255,497)	$1,610,721	$(2,433,878)

12. Segmented information
      The Company has reportable segments in three geographic areas: gold mining operations and exploration in Mexico, exploration and development in the United States and corporate in Canada. Gold mining operations consist of the Magistral Gold Mine in Mexico, acquired on February 2, 2004, which commenced commercial production on January 1, 2005.

			Gold Mining
	Corporate	Exploration	& Exploration	Total

	(Canada)	(U.S.)	(Mexico)	($)
	($)	($)	($)
Property, plant and equipment
December 31, 2005	34,866	7,196	13,262,654	13,304,716
June 30, 2005	38,590	8,025	13,342,339	13,388,954
Property, plant and equipment: expenditures for the six months ended
December 31, 2005	5,218	1,150	4,838	11,206
December 31, 2004	769	900	3,619,491	3,621,160
Mineral Properties
December 31, 2005	—	2,968,787	791,657	3,760,444
June 30, 2005	—	2,405,370	700,987	3,106,357
Mineral Properties: expenditures for the six months ended
December 31, 2005	—	650,638	90,670	741,308
December 31, 2004	—	290,541	89,843	380,384
Net income (loss) for the six months ended
December 31, 2005	(796,005)	(177,655)	(1,656,870)	(2,630,530)
December 31, 2004	(1,252,852)	(651,000)	—	(1,903,852)
Gold revenues for the six months ended
December 31, 2005	—	—	3,705,933	3,705,933
December 31, 2004	—	—	—	—
Depreciation, depletion and amortization for the six months ended
December 31, 2005	8,942	1,979	475,278	486,199
December 31, 2004	10,983	2,317	—	13,300

NEVADA PACIFIC GOLD LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the six months ended December 31st 2005 and 2004
(expressed in US Dollars)
Unaudited

13. Commitments
      The Company has obligations under operating leases for its corporate offices. Future minimum lease payments for non-cancellable leases with initial or remaining lease terms in excess on one year at December 31, 2005 for the fiscal years ended June 30 are:

2006	$50,911
2007	$101,822
2008	$67,881
      The Magistral Gold Mine production is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying net smelter royalties at 3.5%. As at December 31, 2005 the life of mine production is not anticipated to exceed 380,000 ounces.
14. Subsequent Events
      On January 10, 2006, 100,000 common shares were issued pursuant to the exercise of stock options. The stock options were exercised at $0.30 CDN per share for gross proceeds of $30,000 CDN.
      On January 13, 2006, the Company issued 200,000 units to an officer of the Company. Each unit was issued at a price of $0.64 CDN for gross proceeds of $128,000 CDN. Each unit is comprised of one common share of the Company and one share purchase warrant with each purchase warrant entitling the holder to purchase one common share of the Company at $0.80 CDN until January 13, 2008. The shares and warrants comprising the units and the shares underlying such warrants are subject to a four-month hold period. No finder’s fees were paid on this issue.

NEVADA PACIFIC GOLD LTD.
Management’s Discussion and Analysis of Financial Position and Results of Operations
This discussion and analysis of the financial position and results of operations has been prepared as at February 13, 2006 and should be read in conjunction with the unaudited consolidated financial statements of Nevada Pacific Gold Ltd. (“Nevada Pacific” or “the Company”) for the six months ended December 31, 2005 and the audited annual consolidated financial statements for the year ended June 30, 2005. The Company’s consolidated financial statements and related notes have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and all amounts are presented in United States dollars unless otherwise noted.
Description of Business
The Company’s principal business activities consist of the production of gold and silver in Mexico and the exploration for and development of gold and silver properties in Mexico and the western United States, primarily Nevada.
Since incorporation on March 11, 1997, the Company has acquired the Magistral Gold Mine in Sinaloa, Mexico. The Company has also evaluated numerous properties of potential merit. Several of the properties evaluated have been acquired by purchase agreement or by staking for further exploration, evaluation and development. Costs directly relating to the identification, exploration and development of projects are capitalized and are either amortized over the life of the project’s production when the property goes into production, or written off when the property is sold or released.
On July 27, 2005, the Company announced that the Magistral Mine would be moved to a leach only mode, effective August 1, 2005, and that mining has been temporarily suspended. By placing the mine in leach only mode the Company has been able to reduce costs while continuing to produce gold and silver from the heap leach pad inventory. The Company will monitor industry mining costs and will recommence mining when conditions are more favorable. During this time the Company will continue to produce gold from an existing inventory as at June 30, 2005 of approximately 11,000 recoverable ounces of gold on the heap leach pad. At the end of the second quarter, 7,929 ounces have been produced, the leach pad is operating as expected and the mine remains cash flow positive. Management continues to refine plans for a possible resumption of mining at Magistral. Other options are also being reviewed that include sale of the mine, sale of mining equipment, and joint ventures with other mining companies.
On December 9, 2005, the Company announced that it had entered into an agreement with Mr. Robert McEwen to issue 12,500,000 units at a price of $0.40 CDN per unit for aggregate proceeds of $5,000,000 CDN. Each unit consists of one common share and one common share purchase warrant with each warrant exercisable to acquire one common share of the Company at an exercise price of $0.50 CDN for a term of two years. As a result of the private placement, Mr. McEwen will hold 18.2% of the outstanding shares of the Company and, in event of the exercise of all the warrants, Mr. McEwen will hold 30.8% of the outstanding common shares of the Company. In addition, Mr. McEwen was appointed to the Board of Directors on December 22, 2005.
In accordance with the rules of the TSX Venture Exchange, as this constitutes a “change in control”, the placement is to close in two tranches. The first tranche, consisting of 6,921,213 units was completed on December 14, 2005. The second tranche for the balance of the units was conditional upon receiving disinterested shareholder approval, which was subsequently received at the extraordinary general meeting of the shareholders on January 23, 2006. The shares and warrants comprising the units and the shares underlying such warrants are subject to a four-month hold period. No finder’s fees are payable on this placement.
The Board of Directors has allocated 60% of the proceeds of this private placement to Nevada exploration. It is anticipated that over the next twelve months 40,000 feet of drilling will be completed on various properties in Nevada.

Consolidated Financial Results of Operations
For the three months ended December 31, 2005 and 2004
For the three months ended December 31, 2005 the Company incurred a net loss of $1,033,586 ($0.02 per share) as compared to a net loss of $1,176,755 ($0.02 per share) for the three months ended December 31, 2004. The loss for the three months ended December 31, 2005 of $1,033,586 includes a loss from mining operations of $516,185 (2004 — Nil), general and administrative expenses of $427,452 (2004 — $547,528), stock-based compensation of $62,117 (2004 — $90,266), write-off of mineral property expenses of $26,764 (2004 — $508,880), a foreign exchange loss of $6,221 (2004 — $25,211) interest and financing costs of Nil (2004 — $14,142) offset by other income of $5,153 (2004 — $9,272).
For the three months ended December 31, 2005 revenues were $1,520,420 (2004 — $nil) and the loss from mining operations was $516,185 (2004 — Nil). The increase in revenues is a result of the commencement of commercial operations at the Company’s Magistral Mine, effective January 1, 2005.
Expenses and other income decreased by 26% to $490,637 for the second quarter compared to $667,875 for the same quarter in 2004. The majority of the decrease was experienced in general and administrative costs. General and administrative costs were $427,452 for the quarter (2004 — $547,528), a decrease of $120,076 or 22%. The decrease is primarily due to decreases in consulting fees of $45,928, legal fees of $29,096, audit fees of $19,242, salaries and benefits of $19,409 and travel expenses of $13,230.
The write-off of mineral property expenses was $26,764 for the three months ended December 31, 2005 as compared to $508,880 for the same period of 2004. The write-off for the three months ended December 31, 2004 included a write-off of the Amador Canyon property of $451,768.
For the six months ended December 31, 2005 and 2004
For the six months ended December 31, 2005 the Company incurred a net loss of $2,630,530 ($0.05 per share) as compared to a net loss of $1,903,852 ($0.04 per share) for the six months ended December 31, 2004. The loss for the six months ended December 31, 2005 of $2,630,530 includes a loss from mining operations of $1,656,870 (2004 — Nil), general and administrative expenses of $795,155 (2004 -$1,079,321), stock-based compensation of $117,557 (2004 — $204,813), write-off of mineral property expenses of $67,221 (2004 — $565,843), a foreign exchange gain of $250 (2004 — loss of $48,503) interest and financing costs of Nil (2004 — $22,132) offset by other income of $6,023 (2004 — $16,760).
For the six months ended December 31, 2005 revenues were $3,705,933 (2004 — $nil) and the loss from mining operations was $1,656,870 (2004 — Nil). The increase in revenues is a result of the commencement of commercial operations at the Company’s Magistral Mine, effective January 1, 2005. The loss includes a one-time expense of $305,000 in severance payments incurred in the first quarter when the mine was placed in leach only mode and staff at the mine was reduced to 31 people. The current cash cost component of the pad inventory is $301 per ounce. The current monthly cash cost of the leach only mode is approximately $275,000 per month.
Expenses and other income decreased by 32% to $906,439 for the six months compared to $1,338,009 for the same period in 2004. The majority of the decrease was experienced in general and administrative costs and stock-based compensation. General and administrative costs were $795,155 for the six months (2004 — $1,079,321), a decrease of $284,166 or 26%. The decrease is primarily due to decreases in consulting fees of $152,368, legal fees of $42,590, project investigation costs of $26,978 and travel expenses of $43,046.
The write-off of mineral property expenses was $67,221 for the six months ended December 31, 2005 as compared to $565,843 for the same period of 2004. The write-off for the six months ended December 31, 2004 included a write-off of the Amador Canyon property of $451,768.

Summary of Unaudited Quarterly Results

	Q2 2006	Q1 2006	Q4 2005	Q3 2005

	$	$	$	$
Gold sales revenue	1,520,420	2,185,513	3,120,218	2,055,017
Mine operating earnings (loss)	(516,185)	(1,140,685)	545,556	292,514
Net income (loss)	(1,033,586)	(1,596,944)	(128,116)	(349,690)
Basic and diluted EPS	(0.02)	(0.03)	0.00	(0.01)
Total assets	21,767,522	20,921,546	22,569,326	22,352,494
Total long-term liabilities	1,749,534	1,776,780	1,742,484	1,708,716
Cash dividends declared	Nil	Nil	Nil	Nil

	Q2 2005	Q1 2005	Q4 2004	Q3 2004

	$	$	$	$
Gold sales revenue	—	—	—	—
Mine operating earnings (loss)	—	—	—	—
Net income (loss)	(1,176,755)	(727,097)	(708,559)	(866,927)
Basic and diluted EPS	(0.02)	(0.02)	(0.01)	(0.03)
Total assets	22,359,902	18,959,179	16,847,019	16,236,542
Total long-term liabilities	1,680,991	1,653,711	1,631,704	1,623,533
Cash dividends declared	Nil	Nil	Nil	Nil
In Q3 2004 the Company acquired the Magistral Gold Mine, resulting in significantly higher total assets as well as long term liabilities primarily associated with an asset retirement obligation of $1,477,593. The loss per quarter increased at this time due to increased general and administrative costs associated with the acquisition as additional resources were required to support the Company’s move from mineral exploration to gold production. Commercial production commenced at the Magistral Gold Mine on January 1, 2005 resulting with the reporting of gold sales revenues and mine operating earnings since Q3 of fiscal 2005. The loss for Q2 2005 includes mineral property write-downs of $508,880.
Review of Operations
Magistral Mine
July 2005 was the final month of open pit mining at the Magistral Gold Mine. In August 2005 the remaining ore in stockpiles was crushed and placed on the leach pad. Mobile mine equipment and the crushing plant were placed in care and maintenance upon completion of crushing and ore rehandling operations.
During Q2 2006 the mine continued in a leach-only mode. In the processing plant, the cleaning of the intermediate solution pond was completed during this period and gold-bearing carbon fines were recovered. These are being dried, sacked and shipped directly to a gold refinery in Mexico for processing. During the pond cleaning efforts, the processing plant continued to operate normally recovering gold and silver from the leach pad inventories. All equipment remains on site and in excellent condition. The workforce was further reduced in size and at the end of December 2005 stood at 29 employees. Gold and silver production from the pad continues to operate as expected and to generate positive cash flows.
Following is a summary of selected production statistics for the Magistral Mine:

	2006		2005

	Q2	Q1	Q4	Q3	Q2	Q1

Ore tonnes mined	—	53,571	290,134	206,296	115,307	129,030
Grade (grams/tonne)	—	1.34	2.0	2.0	1.6	1.4
Ounces mined	—	2,313	18,785	13,177	5,751	5,786
Waste tonnes	—	408,014	960,867	1,092,900	1,312,696	826,679
Total tonnes	—	461,585	1,251,001	1,299,196	1,428,003	955,709
Strip ratio	—	7.6	3.3	5.3	11.4	6.4
Tonnes/ Ounce	—	200	67	99	248	165
Gold Ounces Produced	2,805	4,965	7,016	5,108	3,860	3,205

During the quarter ended December 31, 2005 the Company sold 3,160 ounces of gold at an average price of $481. Silver production was 3,246 ounces and the Company sold 4,463 ounces of silver at an average price of $8.12.
During the six months ended December 31, 2005 the Company sold 8,219 ounces of gold at an average price of $451. Silver production was 6,697 ounces and the Company sold 8,999 ounces of silver at an average price of $7.56.
Non-GAAP measures — total cash cost per gold ounce calculation
The company reports total cash costs on a sales basis. We have included total cash cost and cash operating cost information to provide investors with information about the cost structure of our mining operations. We use this information for the same purpose and for monitoring the performance of our operations. This information differs from measures of performance determined in accordance with Canadian GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under Canadian GAAP and may not be comparable to similarly titled measures of other companies.
The following table provides a reconciliation of total cash operating and total production costs per ounce to the financial statements:

	For the three months ended

	Dec. 31/05	Sept. 30/05		June 30/05	March 31/05

	(In thousands, except per ounce amounts)
Cost of sales per financial statements	$1,763	$2,914		$1,997	$1,350
Non-cash adjustments	(29)	(29)		(23)	(22)

Cash operating costs	1,734	2,885		1,974	1,328
Royalty expense	89	121		161	101

Total cash costs	1,823	3,006		2,135	$1,429
Depreciation, depletion and accretion	213	320		439	333

Total production costs	2,036	3,326		2,574	$1,762

Divided by gold ounces sold	3,160	5,059		7,259	4,810
Cash operating costs per ounce	$549	$570	*	$272	$276
Total cash cost per ounce	$577	$594		$294	$297
Total production cost per ounce	$644	$657		$355	$366
The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is based on direct operating expense, inclusive of accumulated cash costs in the leach pad inventory, less production royalties, mining taxes and by-product credits for payable silver.
The term “total cash costs” is cash operating costs plus production royalties and mining taxes.
The term “total production costs” is total cash costs plus depreciation and amortization.
These costs are calculated using the standards set out by the Gold Institute.

*	Cash operating costs per ounce for the three months ended September 30, 2005 include a one time severance cost of $62
Magistral Exploration Review
Exploration in Mexico during the quarter was limited, mainly consisting of the incorporation of data collected in fiscal 2005 into the geological database. Work continued on updating of the resource models for both Lupita and Sagrado Corazon with the addition of results from the drilling completed in fiscal 2005. Costs incurred were primarily claim maintenance and those arising from reconnaissance investigation of other potential mineral properties within the region.
Expenditures on Mineral Exploration Properties
During the six months ended December 31, 2005, the Company spent $732,928 (2004: $557,667) on acquisition and exploration expenditures on its exploration properties, inclusive of $90,670 (2004: $89,843) on Mexican properties, and recovered $11,620 (2004: $197,283) of these expenditures from earn in partners. A total of $67,221 (2004: $565,843) of exploration expenditures was written off during the period. The Company capitalizes the portion of the salaries of its personnel that relates to specific mineral properties as deferred exploration expenditures.
The gross expenditures broken down by expenditure category are as follows:

	Three months ended		Six months ended
	December 31,		December 31,

	2005	2004	2005	2004

Exploration salaries & wages	$49,799	$59,390	$119,942	$123,294
Land holding costs	61,558	8,981	256,007	263,279
Surveying	15	25,928	1,005	29,956
Environmental	—	—	—	1,688
Geology	437	20,228	1,044	44,366
Surface geochemistry	3,667	30,223	9,568	58,183
Road work & trenching	7,848	8,075	26,467	8,075
Drilling	11,271	—	306,143	21,009
Other	5,545	4,876	12,752	7,817

Total expenditures	$140,140	$157,701	$732,928	$557,667

The total cumulative deferred property expenditures, after recoveries from earn-in partners, are as follows:

	December 31	September 30	June 30
	2005	2005	2005

Limousine Butte	$745,435	$744,425	$744,425
South Carlin Project	541,628	541,628	532,012
Keystone	340,957	340,957	243,760
BMX	102,521	89,831	32,114
Cornerstone (Pat Canyon)	395,463	361,192	129,985
Other Nevada Properties	842,759	843,141	723,074
Mexican Properties	791,657	725,894	700,987

	$3,760,444	$3,647,068	$3,106,357

Limousine Butte
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome U.S. Inc. (“Placer Dome”), a wholly owned subsidiary of Placer Dome Inc., whereby Placer Dome has the right to earn a 60% interest in the Limousine Butte project by spending $4,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study. As of September 7, 2005, Placer Dome has met its first year expenditure requirement by spending $512,746.
During the first quarter, land holding costs of $105,466 for the year were paid by Placer Dome. During the six months ended December 31, 2005, property wide exploration continued with additional mapping and sampling and Placer Dome completed a total of 2,700 feet of drilling in six holes in the Resurrection Ridge area.
Keystone
On September 7, 2004, the Company signed a binding letter agreement with Placer Dome, whereby Placer Dome has the right to earn a 60% interest in the Keystone project by spending $5,000,000 on exploration over a five-year period. Placer Dome can earn an additional 15% interest by completing a feasibility study. As of September 7, 2005, Placer Dome has met its first year expenditure requirement by spending $511,439.
During the first quarter, land holding costs of $40,254 for the year were paid by Placer Dome. Placer Dome has permitted 20 drill holes in the northwestern portion of the property. Drilling began in December and continues into the third quarter.
During the six months ended December 31, 2005, the Company spent $97,221, net of recoveries, on the Keystone property. Of this amount $80,104 was spent directly on drilling costs. The 2005 drilling program by NPG consisted of 3,254 feet drilled in seven holes. Disseminated sulfides and semi-massive to massive sulfides were encountered in all seven drill holes. Zone widths varied from five feet to seventy feet thick, the later being mostly disseminated zones. Garnet skarn zones that contained mineralization on surface also exhibited mineralization at depth. Drilling within the intrusive exhibited broad zones of sulfides ranging from disseminated to semi-massive.
BMX
On November 27, 2002, the Company signed a binding letter of agreement with Placer Dome whereby Placer Dome had the right to earn a 60% interest in the BMX project by paying the Company $200,000 on signing and $4.0 million on exploration on the project over a five-year period. Placer Dome could earn an additional 10% interest by carrying the Company through a feasibility study. On October 21, 2005, the Company received notice of termination of the aforementioned binding letter agreement from Placer Dome and maintains a 100% interest in the project.
During the six months ended December 31, 2005, the Company spent $70,407 on the BMX property, primarily on land holding costs for the year for areas not included in the exploration agreement with Placer Dome and land holding costs of $4,483 for the year were paid by Placer Dome.
Cornerstone (Pat Canyon)
During the six months ended December 31, 2005, the Company spent $265,478 on the Cornerstone property. Of this amount, $23,009 was spent on land holding costs for the year and the remainder was spent primarily on drilling activities.
The first phase drilling and trenching at Cornerstone was completed on September 19th. Trench #1 graded 0.041 opt gold over 180 feet including a high-grade section of 30 feet grading 0.204 opt gold on the eastern end of the trench. Drill hole CSR05-02, located on the western end of Trench #1 and drilled at minus 90 degrees, intersected 65 feet grading 0.023 opt gold from 40 feet to 105 feet. The drill hole also contained significant Carlin-style trace elements with arsenic averaging 1,184 ppm, mercury averaging 2.03 ppm and antimony averaging 49.8 ppm over this same interval. Additional gold mineralization was found in drill hole CSR05-14. Hole CSR05-14, drilled at minus 45 degrees to the south, intersected 120 feet grading 0.015 opt gold from 10 feet to 130 feet, including 50 feet of 0.029 opt gold from 80 feet to 130 feet and 20 feet of 0.046 opt gold from 80 feet to 100 feet. This hole is located on the same drill pad as the gold intercept in drill hole CSR05-02. These significant intersections of gold are further evidence that drilling to date lies along a low-grade halo of mineralization surrounding the high-grade zone intersected in Trench #1. Detailed mapping, soil geochemistry and trenching demonstrate that this high-grade structure is oriented north/south. The drilling of an angle hole under the high grade intersection recently tested this hypothesis and the assays are pending. The current exploration program at Cornerstone covers a surface area of some 12,500 feet by 1,200 feet with additional road cuts and drill pads having been permitted to follow up on the mineralization encountered in drill holes CSR05-02 and CSR05-14.
Other Nevada Properties
During the six months ended December 31, 2005, the Company spent $186,906 on other Nevada properties. The most significant expenditures were $95,128 on land holding costs for various properties for the year and $36,541 spent on drilling at the Buffalo Canyon property.
Buffalo Canyon
The Buffalo Canyon Project is a one square mile property 100% owned by the Company located on the west flank of the Shoshone Range in Nye County, Nevada.
On May 4, 2005 Nevada Pacific commenced a 10,520 foot reverse circulation drilling program budgeted at US$250,000, which was completed in July. The drill program was designed to further define the potential for this project as a possible bulk tonnage open pit heap leach type operation.
Twenty-three drill holes were drilled with depths ranging from 215 to 525 feet. The drilling program was designed to test the southern portion of a 1,600 foot by 2,600 foot, open ended (greater than 50 ppb) gold soil anomaly located over the project area. Drilling shows that the southern portion of this soil anomaly contains a significantly large zone of low-grade gold mineralization with thickness up to 525 feet of 0.01 opt and 500 feet of 0.012 opt over an area presently measuring approximately 300 feet by 500 feet. Drill road sampling in this area has returned gold numbers up to 0.021 opt over 160 linear feet. Preliminary evaluation of the surface sampling and drilling results, along with additional reconnaissance geology and geophysics, indicates that the project area may lie above a potential porphyry gold/copper system.
Bat Ridge
The property is located eleven miles northwest of Milford, Utah in the Beaver Lake Mountains. The project consists of 164 unpatented claims and one State Lease (523 fee acres). The Beaver Lake Mountains are located within the Pioche-Marysvale igneous belt. Bat Ridge is a large Tertiary granodiorite intrusion resulting in widespread metamorphism and the introduction of base and precious metals. The alluvial covered pediment on the south side of the ridge, which comprises the area of known gold mineralization, contains local exposures of recrystallized limestone, marble and calc-silicate skarn.
On March 9, 2005, an action was commenced by Western Utah Copper Company (“Western Utah”) against Nevada Pacific Gold (US), Inc. (“Nevada Pacific (US)”) in a district court of the State of Utah regarding the Bat Ridge property, alleging that Nevada Pacific (US) wrongfully located 36 lode mining claims over certain existing unpatented placer claims held by Western Utah. Due to extremely high legal cost to defend the law suit, the Company has elected not to further defend the law suit and has negotiated a settlement whereby the Company will be reimbursed for some costs and title will be transferred to Western Copper for these claims.
Liquidity and Capital Resources
As at December 31, 2005 the Company had cash and cash equivalents of $2,338,765 (June 30, 2005 — $957,251) and working capital of $3,577,548 (June 30, 2005 — $4,197,510). The decrease in working capital of $1,813,861 is predominately due to the decrease in leach pad inventory of $1,246,357 and decrease in supplies inventory of $109,953. These decreases are the result of the decision to move the Magistral mine to a leach only phase effective August 1, 2005. Another main factor in the decrease in working capital is the $591,168 invested in deferred mineral property expenditures during the quarter.
During the six months ended December 31, 2005, the company expended $321,782 on net operating activities compared to $3,553,774 for the same period of the prior year. The primary factor in the decrease is the change in non-cash working capital. During the six months ended December 31, 2004, the Company paid a $2,500,000 note payable relating to the purchase of the Magistral Mine.
The Company expended $752,514 on investing activities during the six months ended December 31, 2005 as compared to $3,932,257 during the same period in 2004. Almost all of the expenditures during the current fiscal period were on exploration properties. During the six months ended December 31, 2004, the majority of the expenditures were on property, plant and equipment at the Magistral Mine.
Company received $2,479,685 through a private placement and the exercise of stock options during the six months ended December 31, 2005 compared to $11,046,513 through private placements, an underwritten offering, the exercise of stock options and the exercise of share purchase warrants. Share issue costs and finder’s fees for the six months ended December 31, 2005 were $23,875 as compared to $686,099 for the same period in 2004.
On December 14, 2005, the Company completed the first tranche of the aforementioned private placement with Mr. Robert McEwen, consisting of 6,921,213 units at a price of $0.40 CDN per unit for aggregate proceeds of $2,768,485. Each unit consists of one common share and one common share purchase warrant with each warrant exercisable to acquire one common share of the Company at an exercise price of $0.50 CDN for a term of two years. The shares and warrants comprising the units and the shares underlying such warrants are subject to a four-month hold period. No finder’s fees are payable on this placement.
As at December 31, 2005 the Company had 2,780,500 options outstanding entitling the holders to purchase common shares of the Company at prices from $0.30 CDN to $1.47 CDN with expiry dates from June 13, 2006 to February 17, 2015. The Company also had 9,017,628 warrants outstanding entitling the holders to purchase common shares of the Company between $0.50 CDN and $1.20 CDN that expire between August 17, 2006 and December 14, 2007.
On January 10, 2006, 100,000 common shares were issued pursuant to the exercise of stock options. The stock options were exercised at $0.30 CDN per share for gross proceeds of $30,000 CDN.

On January 13, 2006, the Company issued 200,000 units to an officer of the Company. Each unit was issued at a price of $0.64 CDN for gross proceeds of $128,000 CDN. Each unit is comprised of one common share of the Company and one share purchase warrant with each purchase warrant entitling the holder to purchase one common share of the Company at $0.80 CDN until January 13, 2008. The shares and warrants comprising the units and the shares underlying such warrants are subject to a four-month hold period. No finder’s fees were paid on this issue.
The Magistral Gold Mine is subject to a net smelter return royalty of 1% for the first 30,000 ounces of gold, 3.5% on the next 350,000 ounces of gold and 1% thereafter. The Company is currently paying a net smelter royalty of 3.5%. The royalty requirement is settled from current gold production.
The Company also has minimum lease payment requirements on some of its Nevada exploration properties. These payments are at the discretion of the Company as long as it wants to maintain its interest in the property.
The Company’s ability to continue as a going concern is dependent upon the performance of the Magistral Gold Mine, which is currently in a leach only phase, the existence of economically recoverable reserves, the ability of the Company to obtain additional financing to develop its mineral properties and upon its ability to attain profitable operations. There can be no assurance that management will be successful in all these activities.
Transactions with Related Parties
During the six months ended December 31, 2005, a total of $36,634 (2004 — $98,845) was charged for fees by a legal firm of which the Company’s corporate secretary is a partner. At December 31, 2005, $22,858 (June 30, 2005 — $5,112) was owing to this legal firm.
In May, 1999, the Company became the leaseholder of the head office premises. During the year ended June 30, 2001, the Company entered into a separate sub-lease agreement with Portal Resources Ltd. of which the Company’s Chairman is a director. During the six months ended December 31, 2005, a total of $25,519 (2004 — $23,164) was charged by the Company for rent and common office costs. At December 31, 2005, $14,065 (June 30, 2005 — $4,425) was receivable from this company.
Financial Instruments and Other Instruments
The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, reclamation bonds, and accounts payable. The fair values of these financial instruments approximate their carrying values.
Outstanding Share Data
As at February 13, 2006, the Company had the following items issued and outstanding:

•	62,938,719 common shares
•	2,647,500 common share purchase options with a weighted average exercise price of $0.91 CDN expiring at various dates until February 17, 2015
•	9,217,628 share purchase warrants at a weighted average price of $0.67 CDN expiring at between August 17, 2006 and January 13, 2008.
More information on the terms of the options and warrants are set out in Note 8 of the Company’s financial statements.
Outlook
Management continues to evaluate projects for potential merit and is assessing options that include the resumption of mining operations, the possible sale of the mine and joint ventures with other mining companies. The Company has plans to attend various national and international mining industry trade shows, which should provide the Company with additional opportunities in the precious metals sector for assessment.
At the Magistral Mine, gold recovery from inventory in the heap leach pad continues with a reduced staff of 29 employees. From the end of fiscal 2005 to present, the Company has experienced recovery from the heap leach pad as anticipated. The equipment required for resumption of mining operations is still on-site and available. Several startup scenarios are being reviewed, including the use of contracted labor to resume open pit mining operations.

The Company has planned exploration programs for Mexico and Nevada. The Company has earn-in agreements with Placer Dome for the Company’s Limousine Butte and Keystone projects.
Risk Factors
The Company is subject to financial and operational risks due to various factors outside of the control of the Company. Gold prices are affected by factors such as global supply and demand, expectations of the future rate of inflation, the strength of, and confidence in, the US dollar relative to other currencies, interest rates, and geopolitical events. Should the price of gold drop and the prices realized by the Company on gold sales were to decrease significantly and remain at such a level for any substantial period, the Company’s cash flow would be negatively affected.
The Company has limited financial resources, has no source of operating cash flow other than the Magistral Mine and has no assurance that additional funding will be available to it. The only source of additional financing for the Company is through the sale of equity securities or the optioning or joint venturing of its properties. Failure to obtain financing could result in the delay or indefinite postponement of further exploration and development of its projects with the possible loss of the Company’s interest in such properties.
Although the Company has carefully prepared its gold reserve and resource estimates, no assurance can be given that the indicated mining and processing recoveries of gold from the estimated reserves will be realized over the life of the mine. The business of mining is generally subject to a number of risks including equipment failure, operational accidents, unstable ground conditions and severe weather.
The Company’s exploration work involves many risks and may be unsuccessful. Substantial expenditures are required to establish proven and probable reserves and to complete the related mine development. It may take several years from the initial phases of drilling until production is possible. As a result of these uncertainties, there is no assurance that current or future exploration programs will be successful and result in the expansion or replacement of current production with new reserves. The validity of mining claims can also be uncertain. Although the Company has attempted to acquire satisfactory title to its properties, some risk exists that some titles may be defective.
Additional Information
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, options to purchase securities and interests of insiders in material transactions is contained in the Company’s 2004 annual report, an information circular dated for the annual general meeting of the Company held on December 10, 2004 and an information circular dated for the extraordinary general meeting of the shareholders on January 23, 2006. Copies of the Company’s filings are available at www.sedar.com.
Cautionary Statement on Forward-Looking Information
Certain information set forth in this report contains forward-looking statements. By their nature, forward-looking statements are subject to numerous risks and uncertainties including: the results of current operation and exploration activities; market reaction to future operation and exploration activities; significant changes in metal prices; currency fluctuations; increases in production costs; differences in ore grades; recovery rates; and tonnes mined from those expected; changes in mining, or heap leaching rates from currently planned rates; the timing and content of work programs; geological interpretations; receipt and security of mineral property titles; general market and industry conditions; and other factors detailed in the Company’s public filings.
Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Nevada Pacific Gold Ltd’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements, and accordingly, no assurance can be given that the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits Nevada Pacific Gold Ltd. will derive therefrom.